As filed with the Securities and Exchange Commission on July 20, 1999

                     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         The Panda Project, Inc.
---------------------------------------------------------------------
          (Name of Registrant as Specified in its Charter)

---------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[x]     Fee computed on table below per Exchange Act Rules 14a-
        6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

      ---------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:

      ---------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ---------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:

      ---------------------------------------------------------------
   5) Total fee paid:

      $200.00
      ---------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1)  Amount Previously Paid:
 2)  Form, Schedule or Registration Statement No.:
 3)  Filing Party:
 4)  Date filed:

                        THE PANDA PROJECT, INC.
                       951 Broken Sound Parkway
                      Boca Raton, Florida  33487

                                  , 1999

                       ----------------------

                    ANNUAL MEETING OF SHAREHOLDERS
                      YOUR VOTE IS VERY IMPORTANT

                       ----------------------


To the Shareholders of The Panda Project, Inc.

     On behalf of the Board of Directors of The Panda Project, Inc., a Florida corporation ("Panda" or the "Company"), I cordially invite you to attend an Annual Meeting of the shareholders of Panda, to be held at 11:00 a.m. (Eastern time) on Friday, __________ ___, 1999 at
______________________. As previously announced, Panda has entered into an agreement (the "Asset Purchase Agreement") to sell substantially all of its operating assets to Silicon Bandwidth, Inc., a Delaware corporation ("SBI"). The terms of the proposed sale are described more fully in the enclosed Proxy Statement, and a copy of the Asset Purchase Agreement is attached as Annex A to the Proxy Statement.

     Panda entered into this Asset Purchase Agreement, and the Board of Directors is recommending that Panda's shareholders approve the proposed sale, because the Board is of the view that Panda will not be able to generate sufficient revenues and resulting gross profits to cover its fixed costs in order to continue its operations in the future. The Board believes that this reason, coupled with Panda's continued negative cash flow and the general decline of its financial condition, suggest that the interests of Panda shareholders would be better served if Panda pursues the sale of substantially all of its operating assets to SBI. The sale of substantially all of Panda's operating assets, if approved by the shareholders, will help Panda minimize its negative cash flow and allow it to continue to exist as a public holding corporation. If approved by the shareholders, the sale will take place on a date mutually agreed upon by Panda and SBI, but in no event later than September 30, 1999, unless extended by the parties.

     Panda will receive 10% of SBI's capital stock in exchange for Panda's operating assets. As part of the closing conditions to the Proposed Sale, SBI will assist Panda in eliminating certain outstanding obligations. Panda's shareholders will not receive any dividend or other form of payment or distribution as a result of the completion of the sale of the operating assets to SBI. The ownership of Panda's common stock by the shareholders will not be affected by the sale, and Panda will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934. Panda expects that its common stock will continue to trade on the OTC Bulletin Board. However, Panda will not have any control over whether, or to what extent, a trading market will exist following completion of the sale to SBI.

     If the proposed sale to SBI is not approved by Panda shareholders, Panda anticipates that its negative cash flow will continue indefinitely and that it will likely be unable to continue as a going concern. As such, if the proposed sale to SBI is not approved by Panda shareholders, Panda intends to continue its search for another purchaser of its operating assets.

     We cannot complete the sale to SBI without the approval of Panda's shareholders. We have therefore scheduled an Annual Meeting of Panda's shareholders to consider and vote upon the proposed sale of Panda's operating assets to SBI. A majority of the issued and outstanding shares of Panda's Common Stock must vote in favor of the proposal for the sale to SBI to be completed.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED, AND RECOMMENDS THAT YOU VOTE "FOR," THE PROPOSED SALE OF SUBSTANTIALLY ALL OF PANDA'S OPERATING ASSETS TO SBI. In arriving at its recommendation, the Board of Directors has given careful consideration to a number of factors which are described in the enclosed Proxy Statement, including a recommendation of an Annual committee of its board of directors that the consideration SBI will deliver to Panda for the operating assets in the proposed transaction is in the best interest of Panda.

     Panda is also seeking your vote to elect a new director to serve on Panda's Board of Directors and amend its Articles of Incorporation (the "Amendment to the Articles") to increase the number of authorized shares of its common stock from 50,000,000 to 75,000,000. This increase in the number of authorized but unissued shares is necessary to fulfill Panda's obligations under certain existing agreements.

     Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Sending in your proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend the Annual Meeting. If you sign, date and mail your proxy card to us without indicating how you wish to vote on the proposed sale to SBI, your proxy will be counted as a vote in favor of the adoption of the Asset Purchase Agreement and approval of the proposed sale. If you fail to return your proxy card, the effect will be the same as a vote against the adoption of the Asset Purchase Agreement and against the approval of the proposed sale.

     The enclosed Proxy Statement provides you with detailed information about (1) the proposed sale of Panda's operating assets to SBI, (2) Panda's plans following the completion of the sale and (3) the Amendment to the Articles. We encourage you to read the entire Proxy Statement, including the Annexes, and consider the information carefully prior to casting your vote.


                              --------------------------
                              Stanford W. Crane, Jr.
                              President and Chief Executive Officer


                                     PRELIMINARY COPY CONFIDENTIAL
                                     FOR USE OF THE COMMISSION ONLY

                        THE PANDA PROJECT, INC.
                       951 Broken Sound Parkway
                      Boca Raton, Florida  33487

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON _________________, 1999

     The Panda Project, Inc. ("Panda") will hold an annual meeting of its shareholders (the "Annual Meeting") on _______________, _____
__.m. Eastern time, at ______________________________ for the following purposes:

     1. To elect a director to serve on Panda's Board of Directors until the 2002 Annual Meeting and until his successor is duly elected and qualified.

     2.     To consider and vote upon a proposal to amend Panda's
Articles of Incorporation (the "Amendment to the Articles") to increase the authorized shares of its common stock, par value $.01 per share (the "Panda Common Stock"), from 50,000,000 to 75,000,000.

     3. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent accountants for the current fiscal year.

     4. To consider and vote on a proposal (the "Proposed Sale") to approve an Asset Purchase Agreement, dated as of July 19, 1999 (the "Asset Purchase Agreement"), between Panda and Silicon Bandwidth, Inc., a Delaware corporation ("SBI"), and related transactions for the sale of substantially all the operating assets of Panda.

     5. To transact such other business as may properly come before the Annual Meeting.

     Panda has fixed the close of business on July ___, 1999 as the Record Date for the determination of shareholders entitled to vote at the Annual Meeting or any adjournment thereof. A list of such shareholders will be available for inspection by shareholders of record during business hours at Panda s principal place of business in Boca Raton, Florida for ten days prior to the date of the Annual Meeting, and will also be available at the Annual Meeting.

     Approval of the Proposed Sale and the Amendment to the Articles requires the affirmative vote of a majority of the outstanding shares of Panda Common Stock entitled to vote at the Annual Meeting. Failure to return a properly executed proxy card or to vote at the Annual Meeting will have the same effect as a vote against the Proposed Sale.

     The Board of Directors unanimously recommends that shareholders vote to approve the Proposed Sale, which is described in detail in the accompanying Proxy Statement.

     Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the Panda Annual Meeting. Shareholders will be admitted to the meeting upon presentation of proof of ownership. For shareholders who own stock held by banks, brokers, or investment plans, examples of proof of ownership would include a 1999 brokerage statement or a letter from the bank or broker.

     The ______ is accessible to all shareholders.

                                  By Order of the Board of Directors,

                                  /s/Melissa F. Crane
                                     Secretary
Boca Raton, Florida
July   , 1999

                          TABLE OF CONTENTS

NOTE REGARDING FORWARD-LOOKING
   STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .

PANDA'S ANNUAL MEETING . . . . . . . . . . . . . . . . . . . . . . .
     Proposal 1:  Election of Directors  . . . . . . . . . . . . . .
     Proposal 2:  Amendment to Articles of
        Incorporation to Increase Authorized Shares  . . . . . . . .
     Proposal 3:  Ratification of Appointment
        of Independent Certified Public Accountants  . . . . . . . .
     Proposal 4:  Proposed Sale of Substantially
        All of Panda's Assets . .. . . . . . . . . . . . . . . . . .

VOTING SECURITIES OF PANDA . . . . . . . . . . . . . . . . . . . . .
     Times and Places; Quorum; Votes Required
        for Approval . . . . . . . . . . . . . . . . . . . . . . . .
     Intentions and Agreements to Vote . . . . . . . . . . . . . . .
     No Dissenters' Rights . . . . . . . . . . . . . . . . . . . . .
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . .

THE PROPOSED SALE  . . . . . . . . . . . . . . . . . . . . . . . . .
     Panda . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     SBI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Use of Proceeds; Plans for Future Operations  . . . . . . . . .
     Background of the Proposed Sale . . . . . . . . . . . . . . . .
     Panda's Reasons for the Proposed Sale;
        Recommendation of the Board of Directors . . . . . . . . . .
     Recommendation of the Special Committee . . . . . . . . . . . .
     Absence of Financial Advisor  . . . . . . . . . . . . . . . . .
     Interests of Certain Persons in the Proposed Sale . . . . . . .
     Transition Planning . . . . . . . . . . . . . . . . . . . . . .
     Changes in Shareholder Rights after the Proposed Sale . . . . .
     Accounting Treatment; Material Federal
        Income Tax Consequences  . . . . . . . . . . . . . . . . . .
     Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . .
     Expenses and Other Fees . . . . . . . . . . . . . . . . . . . .

RISKS AND CONSIDERATIONS RELATED TO
   THE PROPOSED SALE . . . . . . . . . . . . . . . . . . . . . . . .
     Holding Company Structure . . . . . . . . . . . . . . . . . . .
     Unregistered Stock; Absence of a Public
        Trading Market . . . . . . . . . . . . . . . . . . . . . . .
     Absence of an Operating History . . . . . . . . . . . . . . . .
     No Dividends on SBI Common Stock  . . . . . . . . . . . . . . .
     Minority Interest; No Voting Power  . . . . . . . . . . . . . .
     Remaining Panda Assets Have Limited Value . . . . . . . . . . .
     No Reporting Requirements . . . . . . . . . . . . . . . . . . .

THE ASSET PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . .
     Terms of the Asset Purchase Agreement . . . . . . . . . . . . .
     Operating Assets Being Sold and Liabilities
        and Obligations Assumed  . . . . . . . . . . . . . . . . . .
     Consideration Price . . . . . . . . . . . . . . . . . . . . . .
     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Conditions to Closing   . . . . . . . . . . . . . . . . . . . .
     Representations and Warranties  . . . . . . . . . . . . . . . .
     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . .
     Termination and Waiver  . . . . . . . . . . . . . . . . . . . .

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . .

SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . .

MARKET FOR PANDA'S COMMON STOCK AND RELATED STOCKHOLDER  MATTERS . .

INFORMATION REGARDING PANDA  . . . . . . . . . . . . . . . . . . . .
     Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Properties  . . . . . . . . . . . . . . . . . . . . . . . . . .
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . .

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . .
     Change in Fiscal Year End . . . . . . . . . . . . . . . . . . .
     Results of Operations . . . . . . . . . . . . . . . . . . . . .
     Liquidity and Capital Resources . . . . . . . . . . . . . . . .
     Year 2000 Issues  . . . . . . . . . . . . . . . . . . . . . . .

EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

SHAREHOLDER PROPOSALS  . . . . . . . . . . . . . . . . . . . . . . .

SHAREHOLDER LIST . . . . . . . . . . . . . . . . . . . . . . . . . .

WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . . . .

Annex A:     Asset Purchase Agreement
Annex B:     Text of Amendment to Panda's Articles of Incorporation

             NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding Panda's future financial condition, results of operations, cash flows, financing plans, business strategy, projected costs and capital expenditures, operations after the proposed sale of substantially all of Panda's operating assets and words such as "anticipate," "estimate," "expect," "project," "intend," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by Panda's management which, although believed by Panda's management to be reasonable, are inherently uncertain. Stockholders are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various considerations, including the considerations described in this Proxy Statement.

                        THE PANDA PROJECT, INC.
                       951 Broken Sound Parkway
                       Boca Raton, Florida  33487

                         ----------------------

                            Proxy Statement
                   for Annual Meeting of Shareholders
                       to be held __________, 1999

                         ----------------------

                              INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Panda Project, Inc. ("Panda" or the "Company") for use at the Annual Meeting of the Shareholders of Panda (the "Annual Meeting") to be held on __________, 1999 at ______ _.m. Eastern time, at___________________, and at any adjournment or postponement thereof for the purposes stated in the attached Notice of Annual Meeting of the Shareholders. This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of Proxy are first being mailed to shareholders on or about ____________, 1999.

     The matters to be considered and voted upon at the Annual Meeting will be:

     1. A proposal to elect a director to serve on Panda's Board of Directors until the 2002 Annual Meeting and until his successor is duly elected and qualified.

     2. A proposal to amend Panda's Articles of Incorporation (the "Amendment to the Articles") to increase the authorized shares of its common stock, par value $.01 per share (the "Panda Common Stock"), from 50,000,000 to 75,000,000.

     3. A proposal to ratify the selection by the Board of Directors of Grant Thornton LLP as independent certified public accountants for the current fiscal year.

     4. A proposal (the "Proposed Sale") to approve an Asset Purchase Agreement, dated as of July 13, 1999 (the "Asset Purchase Agreement"), between Panda and Silicon Bandwidth, Inc., a Delaware corporation ("SBI"), and related transactions for the sale of substantially all the operating assets of Panda.

     5.     Such other business as may properly come before the Annual
Meeting.

     A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement.

     The description of the proposal set forth above is intended only as a summary and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

                       PANDA'S ANNUAL MEETING

                             PROPOSAL 1:

                       ELECTION OF DIRECTORS

     Panda's Articles of Incorporation provide that the Board of Directors shall consist of not less than three nor more than nine members, the exact number of directors to be fixed by the Board of Directors. The Board of Directors has set the number of directors at four. The Board of Directors has three classes, each of whose members serve for a staggered three-year term. Currently, the Board consists of one Class I director William E. Ahearn, one Class II director John Friedline and one Class III director Stanford W. Crane, Jr.. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are expiring. At Panda's upcoming annual meeting, the Class I director will be elected for a term expiring at the 2002 Annual Meeting of Shareholders and until his successor is duly elected and qualified, subject to his earlier death, resignation or removal. The Board of Directors has nominated William E. Ahearn for election as Class I director at the Annual Meeting.

     The persons named in the accompanying form of proxy intend to vote all valid proxies received in favor of the election of Mr. Ahearn as Class I director unless authority is withheld.

     Set forth below is certain biographical information furnished to Panda by the director nominee. The nominee currently serves as a director of Panda. For a summary of stock ownership information concerning the director nominee, see "Security Ownership of Certain Beneficial Owners and Management." In the event the nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for a substitute nominee. Management does not anticipate that such an event will occur. Also set forth below is certain information concerning the Class II and Class III directors, whose terms of office will continue after the Annual Meeting until the 2000 and 2001 annual meetings, respectively.

Nominee for Class I Director

     William E. Ahearn, age 61, has been a Director since March 1999. Since 1998, Mr. Ahearn has been a Vice President of Systems and Technology with NeST Technologies. From 1996 until late 1998, Mr. Ahearn was the Vice President of Systems, and later served as the Chief Scientist. Mr. Ahearn was also a visiting scholar in the multi media lab at MIT and previously with IBM and AMP Inc.

     The Board of Directors recommends that shareholders vote "FOR" the nominee for director.

Class II Director

     John Friedline, age 58, has been a Director since June 1999.
Since 1996, he has been an independent management consultant primarily in the multi media arena. Prior to 1996, Mr. Friedline was employed by AMP Inc. and Director of Marketing for IBM Europe.

Class III Director

     Stanford W. Crane, Jr., age 48, has served as President, Chief Executive Officer and Chairman of the Board of Directors of Panda since its inception in April 1992. Mr. Crane is married to Melissa F. Crane.

Board and Committee Meetings

     The Board of Directors of Panda held 19 meetings during 1998.
The Board has a standing Audit Committee and a standing Compensation and Stock Option Committee. The Compensation and Stock Option Committee and the Audit Committee met several times during 1998 to address Mr. Crane's contract and employee stock option grants. A contract with Mr. Crane was not renewed. Additional stock option grants were approved by the Board of Directors in October 1998. Panda does not have a nominating committee. During the most recent fiscal year, each director attended at least 75% of the meetings of the Board and any committee on which such director served.

     Mr. Gingrich and Mr. Wooder served on the Audit Committee of the Board of Directors until their resignation in March 1999, the members of which make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of Panda's internal accounting controls. Mr. Ahearn now serves as the Audit Committee.

     Mr. Gingrich and Dr. Tummala comprise the Compensation and Stock Option Committee of the Board of Directors, which makes recommendations to the Board regarding the executive and employee compensation programs of Panda and which administers the 1993
Performance Incentive Plan, the 1995 Employee Stock Incentive Plan and the Nonemployee Director Stock Option Plan. The Board has not replaced those members.

Directors' Compensation

     All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors who are not employees and do not otherwise receive compensation from Panda are entitled to a retainer of $2,000 per month for serving on the Board of Directors in addition to the reimbursement of reasonable expenses incurred at any meetings.

     In addition, each outside director participates in Panda's Nonemployee Director Stock Option Plan ("Director Plan"). Under this plan each outside director receives an option to purchase 10,000 shares of Common Stock at each annual meeting of shareholders of Panda. Such options have a per share exercise price equal to the fair market value of the Common Stock on the date of grant, vest annually in four equal installments beginning on the first anniversary of grant and, unless sooner terminated, expire five years from the date of grant. During 1998, Messrs. Gingrich, Tummala and Wooder each received an option to purchase 4,000 shares of Common Stock under the Director Plan at an exercise price of $3.81 per share. At the Annual Meeting, an additional option to purchase 10,000 shares of Common Stock will be granted to each of the existing directors.

     Annual and Long-Term Incentive Compensation

     Panda has no formal bonus program for its key employees.
Occasionally, bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process.

     Panda's stock option plans are designed to promote the identity of long-term interests between Panda's employees and its shareholders and to assist in the retention of executives. The size of option grants is generally intended by the Committee to reflect the executive's position with Panda and his or her contributions to Panda. Stock options generally vest over a four-year period in order to encourage key employees to continue in the employ of Panda. Stock options are granted at an option price equal to the fair market value of Panda's Common Stock on the date of grant; however, Panda reserves the right to grant stock options having exercise prices less than the fair market value of the Common Stock on the date of grant, to modify the terms of existing options and to reprice the options as an incentive for employees to remain with Panda.

     Benefits

     Panda's executive officers are entitled to receive medical and life insurance benefits and to participate in Panda's 401(k)
Retirement Savings Plan on the same basis as other full-time employees of Panda.

     The amount of perquisites, as determined in accordance with the rules of the Securities Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1998 for any of the Named Executive Officers.

     Summary of Compensation of Chief Executive Officer

     For the fiscal year ended December 31, 1998, Mr. Crane, Panda's President and Chief Executive Officer, received a salary of $150,000.

     Compliance with Internal Revenue Code Section 162(m)

     Panda does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on Panda. The Compensation Committee intends to review the potential effect of
Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to
comply with Section 162(m).    The Compensation Committee has approved
the per-participant limitations included in Panda's 1993 Performance Incentive Plan and proposed to be included in Panda's 1995 Employee Stock Incentive Plan as a means of preserving flexibility in structuring executive officer compensation.

Comparative Stock Performance

     The graph below compares cumulative total stockholder return on Panda's Common Stock during the period from May 17, 1994 (the date on which Panda's Common Stock was first registered under the Securities Exchange Act of 1934) through December 31, 1998 with the cumulative total return over the same period of MicroCap 1000. Measurement points are December 31, 1996, December 31, 1997 and December 31, 1998.

                  COMPARATIVE STOCKHOLDER RETURNS
    The Panda Project, Inc., Nasdaq Computer Index and Peer Group*
          (Performance results from 5/17/94 through 12/31/97)



[GRAPH]

Compensation and Stock Option Committee Interlocks and Insider
Participation

     The members of the Compensation and Stock Option Committee are Rao R. Tummala and Claud L. Gingrich. No member of the Compensation and Stock Option Committee was at any time during the Transition Period, fiscal year 1997, or formerly, an officer or employee of Panda or any subsidiary of Panda.

Employment Agreements

     Mr. Crane entered into an employment agreement with Panda on November 8, 1993, as amended and restated on February 22, 1994, which expired on January 1, 1999 (subject to certain termination provisions). Under this agreement Mr. Crane receives an annual base salary of $150,000. Mr. Crane is also eligible to receive discretionary bonuses as determined by the Board of Directors. Furthermore, the agreement provides that Mr. Crane is entitled to participate in any medical, stock option and benefit plans that Panda
may establish.   Mr. Crane does not currently have an employment
agreement.

     Mr. Crane's employment is terminable at will by Mr. Crane upon six months' prior notice, and is terminable by Panda for cause at any time or in the event that Mr. Crane becomes disabled and, as a result, is unable to perform his obligations under the agreement for three consecutive months. In the event that the agreement is terminated other than as a result of Mr. Crane's death or disability or for cause, Mr. Crane will be entitled to receive an amount equal to the greater of $150,000 or his annual compensation for the preceding calendar year. In addition, Mr. Crane has agreed not to compete with Panda for a period of two years after the termination of his employment provided he receives payments during that period equal to twice the greater of $150,000 or his salary at the time of such termination, calculated on an annualized basis.

     Mr. Crane has assigned to Panda all improvements or related discoveries or inventions developed or conceived by him during the term of the agreement and the two-year non-competition period which
(i) relate to the technology assigned by Mr. Crane to Panda pursuant to the assignment by Mr. Crane in November 1993 of all of his rights to certain prefabricated semiconductor packaging, printed circuit board technology and computer technologies and products, including VSPA, Compass PGA, Well Tech printed circuit board technology and Archistrat 4 Computers, as well as certain other products and technology being developed by him on behalf of Panda, and all related proprietary information (the "Crane Assignment"), or (ii) would enable the development of replacements for the products developed by Panda. See "Certain Relationships and Related Transactions."

     Mr. Crane's employment agreement also provides that he may develop products or technologies ("Unrelated Investigations") unrelated to Panda's technology and proposed products provided that the cost to Panda of such Unrelated Investigations is not significant in the reasonable judgment of Panda's Board of Directors. Mr. Crane has agreed to disclose the results of any Unrelated Investigations to Panda and negotiate in good faith the terms pursuant to which Panda may participate in any such products or technology. If no agreement is reached, Mr. Crane may independently commercialize such products or technology, but will pay Panda a 5% royalty on any sales, licensing fees or other remuneration he receives with respect to Unrelated Investigations.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Upon the formation of Panda in April 1992, Panda issued 2,283,000 shares of Common Stock to Mr. Crane in connection with Mr. Crane's agreement to assign and license to Panda certain technology and products. Such license agreement (the "Crane-Panda License") was amended in January 1996.

     Under the Crane-Panda License, Mr. Crane has granted Panda the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of Panda's Archistrat Computers and the development and commercialization of the Compass PGA product. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below. Under the Crane-Panda License, Panda is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Archistrat Computers or other computer system or assembly. Panda may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Archistrat Computers or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates Panda to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that Panda becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. Panda is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on Panda.
There can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to Panda. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. Pursuant to the 3M License, Mr. Crane is entitled to receive from 3M, in general, a 5% royalty (decreasing to 2.5% after five years, and to 2% after ten years) on net sales of the Compass Connector (including sales to Panda). The 3M License provides in certain circumstances for the payment of a royalty to Mr. Crane. As of April 20, 1998, Mr. Crane had received no such payments.


     In October 1993, Panda settled litigation with Jack R. Moore and Gary Marvel, former officers and promoters of Panda. In connection with the settlement, the former officers, or their designees, received 197,860 shares of Panda's Common Stock which were being held by an escrow agent (the "Escrowed Shares") subject to Panda's or its assignee's right to repurchase them. In February 1994, Panda's rights to purchase the Escrowed Shares were assigned to Mr. Crane in connection with his employment agreement. In March 1996, Mr. Crane purchased the Escrowed Shares for an aggregate purchase price of $312,000.

     In July 1996, Mr. Crane purchased 1,000 shares of Common Stock from Panda at a purchase price of $9.00 per share in connection with a private placement financing and warrants to purchase 1,000 shares of Common Stock in connection with such purchase having a term of five years and an exercise price of $11.00 per share.

     In October 1996, Panda and Mr. Crane entered into a license agreement with LG Cable & Machinery Ltd. ("LG") whereby LG was granted a license with respect to Compass Connector technology owned by Mr. Crane and certain enhanced Compass Connector technology owned by Panda. The license granted to LG is non-exclusive except for certain limited exclusive manufacturing rights with respect to specified Asian countries. The $1 million license fee will be split equally between Mr. Crane and Panda. In addition, Panda and Mr. Crane are entitled to receive royalties on sales of the Compass Connector products by LG or its affiliates, which will be split equally between Mr. Crane and Panda. As of June 30, 1999, Mr. Crane had received an aggregate of $300,000 in payments under this Agreement.

     In August 1997, Panda hired Melissa Crane, wife of Stanford W. Crane, Jr., as Director of Strategic Business at an annual salary of $100,000 per year. In September 1997, Ms. Crane was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $6.13 per share. In November 1997, the Board of Directors elected Ms. Crane Vice President of Strategic Business and authorized an increase in her annual salary to $125,000 per year. See "Executive Compensation". In October 1998, the Board of Directors appointed Ms. Crane the Acting Chief Financial Officer.

     In April 1999, Mr. Crane licensed the Compass Connector technology to Winchester Electronics to develop, manufacture and sell on a non-exclusive world-wide basis.

     With respect to each transaction between Panda and an affiliate of Panda, a majority of the disinterested members of the Board of Directors determined that such transactions were on terms at least as fair as had they been consummated with unrelated third parties.

CONTINUATION OF 1993 PERFORMANCE INCENTIVE PLAN AND 1995 EMPLOYEE
STOCK INCENTIVE PLAN

     The 1993 Performance Incentive Plan and the 1995 Employee Stock Incentive Plan remain in effect pursuant to their existing terms.

                              PROPOSAL 2:

                             AMENDMENT TO
                      ARTICLES OF INCORPORATION
                    TO INCREASE AUTHORIZED SHARES

Description

     The Board of Directors proposes and recommends to the shareholders an amendment to the Panda Articles of Incorporation (the "Panda Articles") increasing the number of authorized shares of Panda Common Stock from 50,000,000 shares to 75,000,000.

     The text of the proposed amendment to the Panda Articles is set forth on Annex B to this Proxy Statement.

Purposes and Effects

     The Board of Directors determined that additional shares of Panda Common Stock should be authorized to fulfill Panda's obligations under certain existing agreements and for other corporate purposes. Future issuances of such shares could have the effect of diluting existing shareholders.

     The Board of Directors recommends a vote FOR approval of the amendment to the Panda Articles.


                            PROPOSAL 3:

                   RATIFICATION OF APPOINTMENT OF
               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Grant Thornton LLP to continue as independent certified public accountants for Panda for the fiscal year ending December 31, 1999. Grant Thornton LLP has been acting as independent certified public accountants of Panda since January 4, 1999. Unless otherwise indicated, properly executed proxies will be voted for the ratification of the appointment of Grant Thornton LLP, independent certified public accountants, to audit the books and accounts of Panda for the fiscal year ending December 31, 1999.

     Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

     The Board recommends that shareholders vote "FOR" the ratification of the appointment of Grant Thornton LLP as independent public accountants for Panda for the fiscal year ending December 31, 1999.

                          PROPOSAL 4:

        PROPOSED SALE OF SUBSTANTIALLY ALL OF PANDA'S ASSETS


                  VOTING SECURITIES OF PANDA

Times and Places; Quorum; Votes Required for Approval

     The Annual Meeting will be held at ________________ on _________, 1999, starting at _______ a.m., Eastern time. The Board of Directors has fixed the close of business on __________, 1999, as the Panda Record Date. Only holders of record of shares of Panda Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 29,308,885 shares of Panda Common Stock outstanding and entitled to vote at the Panda Annual Meeting held by 285 shareholders of record.

     Each holder of record, as of the Record Date, of Panda Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Panda Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Panda Common Stock outstanding on the Record Date is required to approve and adopt the Proposed Sale and the Amendment to the Articles.

     THE MEMBERS OF THE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE PROPOSED SALE (SUBJECT TO SHAREHOLDER APPROVAL) AND RECOMMEND A VOTE FOR THE ADOPTION AND APPROVAL OF THE PROPOSED SALE.

Intentions and Agreements to Vote

     In connection with the Proposed Sale, a majority of shareholders have agreed pursuant to a voting agreement with SBI to vote their shares of Panda common stock in favor of the Proposed Sale.

No Dissenters' Rights

     Holders of Panda Common Stock are not entitled to dissenters' rights in connection with the Proposed Sale.

Proxies

     All shares of Panda Common Stock represented by properly executed proxies received prior to or at the Annual Meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Proposed Sale. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Annual Meeting, will not be voted. Accordingly, since the affirmative vote of a majority of outstanding shares is required for approval of the Proposed Sale, a proxy marked "ABSTAIN" will have the effect of a vote against such Proposals. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the applicable Annual Meeting. Brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the Proposed Sale and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of such proposals. Therefore, since the affirmative vote of a majority of the aggregate voting power is required for approval of the Panda Proposals, a "broker non-vote" with respect to either proposal will have the effect of a vote against the Proposed Sale.

     The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Such adjournment may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the Proposed Sale will be voted against a proposal to adjourn the respective Annual meeting for the purpose of soliciting additional proxies. Panda does not currently intend to seek an adjournment of its Meeting.

     A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of Panda a signed notice of revocation or a later-dated signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

     It is the policy of Panda to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

     The cost of solicitation of proxies will be paid by Panda for Panda proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and Panda will, upon request, reimburse them for their reasonable expenses in so doing. Panda has retained ADP to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $8,000 plus expenses. To the extent necessary in order to ensure sufficient representation at its Annual Meeting, Panda may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.

                      THE PROPOSED SALE

Panda

     Panda is a technology company engaged in the development, manufacture and sale of Panda's proprietary semiconductor packaging and interconnect devices (the "Technology Products"). Panda also has been engaged in the design and manufacturing of modular workstations and desk top computers ("Systems"). Due to financial constraints, Panda discontinued all operations related to the Systems business in December 1998. The features and design of the Technology Products, many of which are protected by United States and foreign patents or patent applications, are intended to address the need for greater bandwidth in electronics products. Panda believes that its products will satisfy the market's demand for increased bandwidth in computer, telecommunications, automotive and other electronics industries by enhancing the performance of new generations of high speed semiconductors.

SBI

     SBI was recently organized as a Delaware corporation for the purpose of acquiring the intellectual property portfolio and certain fixed assets related to the interconnect and semiconductor packaging business of Panda. SBI will initially be capitalized with $6,000,000 of which $1,000,000 will be paid to Helix PEI upon closing of the transaction. Within the first year of ongoing operations, SBI anticipates the need for additional financing which it will seek from the private capital markets. SBI intends to continue marketing, manufacturing and selling the technology acquired from Panda. Additionally SBI intends to commercialize other related technologies for the semiconductor packaging and interconnect markets.

     SBI's strategy is to (i) continue the commercialization of the VSPA and Compass V technology as well as continuing to design and produce leading-edge custom packaging solutions; (ii) maintain advanced manufacturing capabilities through partnerships with LG Cable & Machinery as well as Possehl Hong Kong Machinery Ltd. and (iii) leverage the scale and scope of the packaging and interconnect capabilities to provide Integrated Interface Modules for silicon to system applications.

     After the acquisition, SBI will be controlled by Vantage Point Venture Partners. The Board of Directors will initially have five members including the CEO of SBI, three representatives of Vantage Point Venture Partners and one outside director. The CEO and the representatives of Vantage Point Venture Partners will not receive any additional compensation for serving on the Board of Directors. The independent Board member will have some level of compensation for service.

     Principal elements of the Company's strategy are set forth below.

     Similar forces drive future customer demand for the packaging and interconnect products acquired by SBI. The electronics industry is seeking greater "Bandwidth" to increase performance in a variety of applications. VSPA and the new Cluster Grid Array address the semiconductor market for high I/O with thermal requirements as well as new emerging markets such as System on Chip, Monitor on Chip and Integrated modules for the telecommunications, medical and computer industries.

     VSPA competes very effectively with the enhanced versions of the BGA. A customer application that currently uses a BGA with a heatsink for additional thermal dissipation is an ideal candidate for
VSPA.   Using VSPA will reduce cost while improving thermal
performance. Target customers include Fabless companies designing all types of Integrated Circuits ("IC") for the telecommunications, graphics chips, and sensor markets. VSPA is also able to withstand a tremendous amount of environmental stress including high temperature and the potentially explosive automotive engine environment. The new Cluster Grid Array ( "CGA") addresses the high I/O market segment and competes against very expensive LGA, BGA and CCGA. These problems of these current packages, which include difficulties with the SMT process and routing, open the door for a robust high density pluggable chip scale package.

     The interconnect technology includes the Compass V connector which recently received Bellcore approval. The interconnect has been designed for use in backplane applications specifically for the telecommunications industry.

     Other technologies developed but never commercialized include Welltech, a routing technology for printed circuit boards to increase the amount of traces thereupon without degradation of signal integrity. As the industry moves to higher I/O, then a new routing technology will be required. Welltech has never been introduced.

     SBI believes that partnering with large companies for high volume manufacturing will be a key factor in future success and in attracting and retaining customers. SBI will produce all prototype and preproduction orders using the acquired VSPA Flex machines. SBI will maintain the current suppliers in order to facilitate the transition. SBI believes that there will be no interruption of production to current customers.

     SBI believes that by bringing new package designs to market early, its designs are more likely to enjoy a competitive advantage, which in turn will allow the Company to obtain higher margins. SBI also seeks to capture substantial market share and to spur the industry-wide adoption of its integrated interface solutions in specific market areas. SBI believes these modules types will comprise some of the highest growth and more profitable segments of the interconnect and packaging market in coming years.

Use of Proceeds; Plans for Future Operations

     Panda intends to hold SBI common stock received in the transaction for investment purposes. Panda shareholders will not receive any dividend or other form of payment or distribution as a result of the completion of the sale of the Operating Assets to SBI. In the event, if ever, that SBI completes an initial public offering or is acquired, the Board of Directors will consider whether it is appropriate to dissolve the Company and distribute to the Panda shareholders either SBI common stock or the proceeds received by Panda if SBI is acquired . Panda has agreed not to distribute the SBI common stock to its shareholders so long as SBI remains a private company. The ownership of Panda's Common Stock by the shareholders will not be affected by the sale, and Panda will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934. Panda expects that its Common Stock will continue to trade on the OTC Bulletin Board. However, Panda will not have any control over whether, or to what extent, a trading market will exist following completion of the sale to SBI.

     If the Proposed Sale is not approved by Panda shareholders, Panda has insufficient working capital to operate its business and will be unable to continue as a going concern. Currently, Panda is relying upon capital borrowed from SBI to continue operations. As such, if the Proposed Sale is not approved by Panda shareholders, Panda intends to continue its search for another purchaser of its Operating Assets.

Background of the Proposed Sale

     Since 1996, Panda has experienced significant operating losses in attempts to develop its Technology Products and Systems business. Panda has lacked additional capital funding for its operations and the Board of Directors believes Panda has exhausted all resources for such financing. The financing Panda has received has been dilutive and has had a negative effect on the price of Panda Common Stock. Other non-operational events also had a significant effect on Panda's operations. In August 1998, Panda received a notice from the National Association of Securities Dealers, Inc. regarding the delisting of Panda Common Stock from the Nasdaq National Market. In September 1998, Joseph Sarubbi obtained a judgment against Panda in the amount of $1,227,041.

     In September 1998, the Board of Directors determined that Panda would not be able to generate sufficient revenues and resulting gross profits to cover its fixed costs in order to continue its operations in the future. The Board of Directors believed the factors mentioned above, coupled with Panda's continued negative cash flow and the general decline of its financial condition, suggested that the interests of Panda's shareholders would be better served if Panda pursued the sale of substantially all of its Operating Assets.

     Panda's management contacted over 35 companies and venture capital firms regarding their interest in providing capital to Panda, acquiring Panda or acquiring Panda's assets. None of the parties approached expressed a serious interest in such a transaction except for Vantage Point Venture Partners ("Vantage"). An executive of Vantage had previously served as a consultant to Panda and was familiar with its operations. In February 1999, Vantage indicated it would be willing to consider an acquisition of Panda, but only if the transaction was structured as an asset acquisition in which Vantage or an entity founded by Vantage would assume only certain liabilities of Panda.

     In February 1999, Panda defaulted on certain loans from Helix
(PEI) Inc. ("Helix"). Helix possessed a security interest in all of the intellectual property assets of Panda. Helix communicated to Panda that, in order to avoid foreclosure on Panda's intellectual property assets, either (i) the Helix loans would need to be repaid in full or (ii) the capital structure of Panda would need to be restructured in order to modify the rights of Panda's preferred shareholders. Helix also requested 10% of the equity of Panda with protection for antidilution.

     In light of these developments, the Board of Directors, in a special meeting held on April 23, 1999, decided to take the course of the strategy it had originally discussed in its February 1999 meeting by selling Panda's Operating Assets to SBI, discontinuing Panda's business operations, and continuing the existence of Panda as a public "holding" corporation whose principal asset would be the ownership of its interest in SBI. At the special meeting, the Board of Directors approved the execution and delivery of an Asset Purchase Agreement and recommended the sale of substantially all of Panda's Operating Assets to SBI. The Board of Directors opted for the Proposed Sale to Vantage because (1) it believed it was optimizing the return on the value of Panda's assets, (2) Vantage agreed to assume a significant amount of Panda's liabilities and (3) the Board of Directors had confidence in Vantage's ability to conclude the transaction in a timely manner.

     Panda and Vantage commenced preliminary discussions concerning the Proposed Sale in February 1999. Between February and May 1999, Vantage and Panda engaged in significant negotiations related to the sale of Operating Assets. On May 14, 1999, Panda announced it had entered into a letter of intent with SBI with respect to the sale of substantially all of its operating assets. During the months of May and June 1999, the parties exchanged drafts of the Asset Purchase Agreement and negotiated the remaining terms of the transaction. During the period, Panda furnished Vantage with requested due diligence materials. On June 11, 1999, Panda received a "bridge" loan of $300,000 from SBI to enable it to continue operations. Pursuant to this loan, SBI was granted a security interest in substantially all of the assets of Panda.

     Other than as discussed above with respect to the negotiations regarding the Asset Purchase Agreement and related agreements, the only other material contracts arrangement, understanding, relationship, negotiation or transaction between SBI and Panda in the last two fiscal years or in 1999 has been the $300,000 "bridge" loan extended by SBI to Panda on June 11, 1999.

Panda's Reasons for the Proposed Sale; Recommendation of the Board of
Directors

     THE BOARD OF DIRECTORS OF PANDA HAS UNANIMOUSLY APPROVED THE
PROPOSED SALE AND RECOMMENDS APPROVAL OF THE PROPOSED SALE BY PANDA
SHAREHOLDERS.

     As discussed above under "Background of the Proposed Sale," since 1996 Panda has had negative cash flow and a consistent decline in its financial condition. Panda also has had extreme difficulty in securing additional financing to fund operations. Panda has been forced to enter into several complex and dilutive financings in order to continue operations. These financings have adversely affected Panda's stock price.

     In response to these critical problems affecting Panda's business operations, the Board of Directors had instructed Panda's management to develop and adopt a business strategy which would continue Panda's existing business operations while simultaneously (i) seeking to minimize its expenses and (ii) considering and pursuing all potential merger, acquisition, sales, joint-venture and other combination options. Panda's management implemented this strategy and sought out appropriate potential merger and acquisition candidates.

     As described above under "Background of the Proposed Sale," the decision of Panda's Board of Directors to approve the Proposed Sale and recommend that Panda shareholders vote in favor of the Proposed Sale followed many months of analyzing Panda's future prospects, discussing the advantages and disadvantages of merging or disposing of Panda's assets and exploring sale alternatives. When SBI expressed interest in acquiring substantially all of Panda's Operating Assets, the Board considered whether or not the interests of the Panda shareholders would be better served if Panda's Operating Assets would be retained and (i) Panda would instead be dissolved, or (ii) Panda would continue its business operations. If Panda were to be dissolved, Helix had the ability to sell Panda's intellectual property assets in a private sale within five days of the notice of dissolution. The Board concluded that Panda's prospects for future success have continued to diminish because Panda has not been able to achieve a self-sustaining level of revenues. The Board determined that Panda's failure to generate sufficient revenues to warrant its operations in the future, coupled with Panda's continued negative cash flow and the general decline of its financial condition, suggest that the interests of the Panda shareholders would be better served if Panda did not continue its business operations. In making its recommendation of the Proposed Sale to Panda's shareholders, the Board considered a number of factors, including those summarized below:

     - the likelihood of Panda achieving sustained profitability from its current and planned operations in view of the limited financial resources available to it;

     -     the terms of the Asset Purchase Agreement;

     - the potential courses of action available to Helix due to Panda's default under the loan;

     - the fact that no firm offers have been received by Panda involving cash consideration, although various indications of interest have been expressed by other potential buyers; and

     - the recommendation of the Special Committee of the Board of Directors stating that, subject to the matters and limitations set forth therein, the consideration to be received by Panda in the Proposed Sale is in the best interests of Panda.

Based on these factors, the Board of Directors concluded that the sale of substantially all of Panda's Operating Assets to SBI would help minimize these adverse financial conditions and would therefore serve the interests of the Panda shareholders.

Recommendation of the Special Committee

     At a meeting of the Board of Directors on February 25, 1999, the Board of Directors established a special committee (the "Special Committee") for reviewing and negotiating the proposal by Vantage to purchase the Operating Assets. Board members Claud L. Gingrich and Rao R. Tummala were named as the members of the Special Committee. On March 18, 1999, Mr. Gingrich and Mr. Tummala resigned as members of the Board of Directors due to, among other things, the time demands involved in the Board of Directors agenda.

     At a meeting of the Board of Directors on March 18, 1999, William Ahearn was elected as a member of the Board of Directors and appointed as the sole member of the Special Committee.

     The Special Committee concluded that the Proposed Sale was in the best interest of Panda and its shareholders. The Special Committee recommended to the Board of Directors that Panda enter into the Proposed Sale. The Special Committee based its recommendation on a number of factors affecting Panda. Panda's poor financial condition and Panda's inability to raise additional capital to funds its operations were the primary factors in its recommendation. Panda has sought a purchaser for its assets for a considerable period of time.

     In arriving at its recommendation, the Special Committee, among other things (i) reviewed drafts of the Letter of Intent, dated March 17, 1999 and thereafter, by and between Panda and SBI; (ii) reviewed the Annual Reports to shareholders and Forms 10-K for the years 1997 and 1998, and the Form 10-Q for March 31, 1999, which were provided to the Special Committee by Panda; (iii) discussed the future prospects, including financing needs of Panda, with the management of Panda and its creditors; (iv) reviewed correspondence between Panda and certain financial institutions, investment banking firms and venture capital groups; (v) had discussions with Vantage and other potential purchasers of Panda's operating assets; (vi) had discussions with Helix and Panda's preferred shareholders regarding the financial situation of Panda; (vii) reviewed the asset listing provided to the Special Committee by Panda; and (viii) performed such other analyses and reviews as the Special Committee deemed necessary and appropriate.

     In preparing its recommendation, the Special Committee relied on the accuracy and completeness of all information that was publicly available, supplied or communicated to the Special Committee by or on behalf of Panda and the Special Committee has not assumed any responsibility to independently verify the same. The Special Committee assumed that the financial forecasts provided to it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Panda as to the future performance of Panda.

     The Special Committee reviewed the asset listing of Panda to determine the approximate purchase value of the assets. The Special Committee determined that the assets being sold included all the operating assets of Panda. In its analysis, the Special Committee has assumed that the highest and best use of the assets is in their continued use in a business enterprise.

     In connection with rendering its recommendation, the Special Committee will be paid a fee of $8,000. Panda has also agreed to reimburse the Special Committee for its reasonable out-of-pocket expenses, including the costs of legal counsel the Special Committee retained to assist in the recommendation process. No portion of the Special Committee's fee is contingent upon the successful completion of the Proposed Sale. In addition, Panda has agreed to indemnify the Special Committee and its employees, directors, officers, control persons, affiliates and agents against certain liabilities incurred in connection with its services, including liabilities under federal securities laws.

Absence of Financial Advisor

     The Board of Directors did not, and did not consider it advisable, to engage an independent financial advisor to render a fairness opinion with respect to the Proposed Sale. The Asset Purchase Agreement was negotiated at arm's length between Panda and SBI. Given Panda's limited resources, the Board of Directors did not believe that it was in the best interest of the Panda shareholders to incur the cost of a fairness opinion. In addition, the Board of Directors believed that other factors to be reviewed, such as the value of the assets, the need for additional capital, the inability to attract new personnel and the extent of existing liabilities, were within the competence of the Board of Directors and the Special Committee.

Interests of Certain Persons in the Proposed Sale

     It is Panda's understanding that SBI has begun discussions with members of Panda's management concerning their possible employment with SBI after the Proposed Sale is completed. If the Proposed Sale is completed, these individuals may become employees of or consultants to SBI and may therefore receive compensation for their services to SBI. Panda has received no information about the terms of any potential employment or consulting agreements between these individuals and SBI.

     During 1998, Panda entered into an agreement with Matt Ocko whereby Mr. Ocko would provide assistance to Panda in connection with seeking a corporate partnering transaction or a sale of Panda. In connection with that agreement, Panda granted to Mr. Ocko a warrant convertible into 2% of Panda capital stock upon the completion of a successful transaction. SBI has agreed to assume Panda's obligations under this warrant, and upon completion of the transaction set forth herein, Mr. Ocko will receive 2% of SBI's outstanding capital stock in exchange for his warrant.

Transition Planning

     Melissa F. Crane, Acting Chief Financial Officer of Panda, and Alan Salzman, an employee of Vantage Point, respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Proposed Sale and the other transactions contemplated by the Asset Purchase Agreement. Until the Effective Time, Ms. Crane and Mr. Salzman jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of SBI and Panda after the Effective Time and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

Changes in Shareholder Rights after the Proposed Sale

     Following the completion of the Proposed Sale, Panda's shareholders will retain their equity interests in Panda. The completion of the Proposed Sale will not result in any changes in the rights of Panda's shareholders. As discussed above, Panda does not intend to distribute any of the SBI Common Stock from the sale to Panda shareholders through a special dividend or similar device.

Accounting Treatment; Material Federal Income Tax Consequences

     The Proposed Sale will be accounted for as a sale, and Panda will recognize gain or loss on the sale of its Operating Assets to the extent the portion of the purchase price allocated to such Operating Assets exceeds or is less than Panda's basis therein. In view of the fact that Panda is selling its Operating Assets for less than book value, management does not expect Panda will be liable for any state or federal income tax as a result of the sale. Any gain would be offset by Panda's operating loss carry-forward and any loss will add to Panda's loss carry-forwards.

     For federal income tax purposes, when a trade or business is sold, each asset is treated as sold separately in determining the seller's income, gain or loss. The purchase price is allocated among the assets sold using a residual value method in the case of a sale of assets to which goodwill could be attached. The characterization of income or loss on property used in a trade or business is generally governed by Section 1231 of the Internal Revenue Code. If the Section 1231 gains exceed the losses, each gain or loss is a long term capital gain or loss derived from the sale of a capital asset to the extent the asset has been held for twelve months or more. If the losses exceed the gains, all gains and losses are treated as ordinary gains or losses. Any gain attributable to the sale of inventory, any amount allocated to a covenant not to compete, and any depreciation recapture, will produce ordinary income.

     Capital gains of a corporation can be used to offset capital losses only, with no offset against ordinary income. A three year carry-back and five year carry-forward is available.

Regulatory Approvals

     To Panda's knowledge, completion of the Proposed Sale does not require any regulatory approvals other than the filings in connection with this Proxy Statement required under Federal securities laws.

     THE DISCUSSION SET FORTH ABOVE OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SALE. IN ADDITION, THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, EXCEPT FOR THE DISCUSSION OF TRANSFER TAXES ABOVE, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PROPOSED SALE. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE PROPOSED SALE.

       RISKS AND CONSIDERATIONS RELATED TO THE PROPOSED SALE

     The Panda shareholders need to understand the issues related to the Proposed Sale which are set forth below. In particular, the Panda shareholders should be aware of the risks related to the ownership of SBI common stock, which will be Panda's main asset upon consummation of the Proposed Sale.

Holding Company Structure

     If the Proposed Sale is approved and consummated, Panda will cease conducting operations and become a holding company, with its sole significant asset consisting of a 10% equity interest in SBI's Common Stock subject to possible future dilution. Panda will not have a direct ownership interest in any assets of SBI and will solely be entitled to those rights that it may have as a shareholder of SBI under Delaware law. In addition, Panda's right, and the right of Panda's creditors, to participate in any distribution of the assets of SBI upon SBI's liquidation or reorganization or otherwise, will necessarily be subject to the prior claims of creditors of SBI, except to the extent that a bankruptcy court recognizes Panda's claims as a creditor of SBI.

Unregistered Stock; Absence of a Public Trading Market

     The shares of SBI Common Stock which Panda will receive as part of the Proposed Sale have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities law. In addition, the shares of SBI Common Stock are new securities for which there is currently no public market. As a result, Panda's investment in SBI will be illiquid and there can be no assurance that a public trading market for SBI stock will develop in the future or, that if developed, such a trading market will be sustained.

Absence of an Operating History

     SBI was recently formed and has not yet commenced operations. Accordingly, SBI has no operating history on which to base an evaluation of its business prospects. SBI's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks for SBI include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, SBI must, among other things, develop high quality "Integrated Interface" products, establish, maintain and increase its customer base, implement and successfully execute its business and marketing strategies, develop and upgrade its technology and transaction-processing systems, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the SBI will be successful in addressing such risks, and the failure to do so could have a material adverse effect on SBI's business, prospects, financial condition and results of operations.

No Dividends on SBI Common Stock

     Since Panda's sole source of income will be its investment in SBI, Panda's ability to declare cash dividends in the future will depend exclusively on SBI's ability to pay cash dividends. Currently, SBI intends to retain future earnings to finance the development and expansion of SBI's business and does not anticipate paying any cash or
stock dividends on its Common Stock in the foreseeable future.   The
declaration and payment of any dividends in the future will be determined by the Board of Directors of SBI, in its discretion, and will depend on a number of factors, including SBI's earnings, capital requirements and overall financial condition.

Minority Interest; No Voting Power

     If the Proposed Sale is approved, Panda will own an aggregate of approximately 10% of the outstanding Common Stock of SBI. Given this minority equity position, Panda will not have the ability to influence the day to day management of SBI. In addition, Panda will not have sufficient shares of SBI Common Stock to be able to individually control matters submitted to a vote of the SBI shareholders.

Remaining Panda Assets Have Limited Value

     After the Proposed Sale, Panda's sole significant asset will be its 10% equity stake in SBI's Common Stock. All of Panda's other remaining assets will be of limited or no value. As a result, Panda's future prospects, and the future value of Panda's Common Stock, will depend almost entirely on the success or failure of SBI.

No Reporting Requirements

     Although Panda will continue to be subject to the reporting requirements of the Exchange Act following the Proposed Transaction, SBI has no reporting obligations under the Exchange Act. As a result, subject to certain circumstances, SBI will not have an ongoing duty to publicly disclose material information or developments related to its business, financial condition or results of operations. In addition, there can be no assurance that Panda will independently have timely knowledge of such developments or access to such information. Accordingly, Panda shareholders may not obtain information on SBI that is directly relevant to their investment in Panda in a timely manner or at all.

                    THE ASSET PURCHASE AGREEMENT

Terms of the Asset Purchase Agreement

     The following is a brief summary of certain material provisions of the Asset Purchase Agreement. The Asset Purchase Agreement contemplates the sale of substantially all of Panda's Operating Assets to SBI. THE DESCRIPTION OF THE ASSET PURCHASE AGREEMENT SET FORTH HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE ASSET PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO CAREFULLY READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

Operating Assets Being Sold and Liabilities and Obligations Assumed

     Panda has agreed to sell to SBI the following Operating Assets and rights of Panda relating to Panda's business operations:

     - all permits, authorizations, licenses and other governmental and third-party rights and privileges, in each case used in Panda's business operations;

     - all tangible personal property owned by Panda and used in Panda's business operations and all right, title and interest of Panda in the inventory and supplies of Panda used in its business operations;

     - any and all contracts and other rights, in each case used in Panda's business operations, except for contracts which are excluded below;

     - all patents, trade and service marks, designs, drawings, software (except for software necessary for the continuation of Panda's operations), trade names, copyrights, mask works, applications therefor, licenses thereof and similar intangible property
(collectively, "Intellectual Property"), in each case used in Panda's business operations; and

     - all of Panda's accounts receivable as of the closing date of the asset sale transaction.

     Those assets (other than assets constituting Intellectual
Property) exclusively used in Panda's computer systems business will not be sold under the Asset Purchase Agreement.

     In addition, SBI has agreed to assume or observe, subsequent to the closing date of the Proposed Sale, Panda's obligations pursuant to the contracts that are assigned by Panda to SBI in connection with the sale of Operating Assets. The obligations to be assumed include the following:

     - Panda's trade accounts payable outstanding on the closing date (up to a maximum amount of $300,000);

     - specific items included in Panda's accrued payroll and benefits account outstanding on the closing date, which will not exceed $100,000;

     - specific items included in Panda's "other current liabilities" account on the closing date, which will not exceed
$100,000;

     - up to $2,000,000 of Panda's indebtedness to Helix (PEI) Inc., effective upon such indebtedness' restructuring as described in the Voting Agreement among SBI, Panda and certain shareholders of Panda dated May 14, 1999; and

     - Panda's obligations under certain agreements assigned by Panda to SBI.

These liabilities are collectively referred to herein as the "Assumed Liabilities."

Consideration Price

     The aggregate consideration for the Operating Assets will be (i) shares of SBI's common stock initially representing 10% of SBI's capital stock on a fully diluted basis and (ii) the assumption of the Assumed Liabilities.

     In connection with the Asset Purchase Agreement, Panda and SBI will execute additional agreements to facilitate transfer of Panda's assets (the "Ancillary Agreements").

Closing

     The closing of the Proposed Sale will take place on the date that it is mutually agreed to in writing between Panda and SBI. The closing, however, must in all events occur before September 30, 1999, unless this deadline is extended by mutual agreement of the parties.

Conditions to Closing

Conditions to Obligations of Purchaser

     SBI's obligation to consummate the Proposed Sale is subject to the satisfaction (or waiver) of various conditions, including the following:

     - the representations and warranties of Panda contained in the Asset Purchase Agreement will have been true and correct when made and as of the closing, and the covenants and agreements in the Asset Purchase Agreement to be complied with by Panda on or before the closing date have been complied with;

     - no action will have been commenced or threatened against Panda or SBI that would render inadvisable the consummation by SBI of the transactions contemplated by the Asset Purchase Agreement, except in the case where SBI has solicited or encouraged any such transaction;

     - SBI and Panda will each have received all authorizations, consents, orders and approvals which SBI reasonably deems necessary or desirable for the consummation of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements;

     - SBI will have received amendments or novations of the contracts identified in the Asset Purchase Agreement;

     - no circumstance, change in or effect on Panda's operations will have occurred which has a material adverse effect on the Operating Assets;

     - the approval of the number of Panda's shareholders necessary to effect the Asset Purchase Agreement, including preferred shareholders;

     - the receipt by purchaser of all permits, authorizations, licenses and other governmental and third party rights and privileges necessary to operate the Business as currently conducted
(collectively, "Approvals");

     - the delivery by Panda to SBI of a signed counterpart of a stockholders' agreement as set out in the Asset Purchase Agreement;

     - SBI's satisfaction that Panda is able to sell, convey and assign to SBI, free and clear of all claims, liens and interests except as provided in the Asset Purchase Agreement, title and interest in the Operating Assets;

     - Panda's compliance in all material respects with its covenants and agreements under the Asset Purchase Agreement;

     - the absence of any injunction, stay or restraining order staying the effectiveness of any Approval; and

     - the absence of any threatened or pending suit, action, investigation, inquiry or other proceeding which could have a material adverse effect on SBI's ability to acquire, use, operate or enjoy the Operating Assets of Panda.

Conditions to Obligations of Seller

     Panda's obligation to consummate the Proposed Sale will be subject to the satisfaction (or waiver) of various conditions, including the following:

     - the Asset Purchase Agreement will have been approved and adopted by the requisite vote of the Panda shareholders;

     - the representations and warranties of SBI contained in the Asset Purchase Agreement will have been true and correct when made and as of the closing, and the covenants and agreements in the Asset Purchase Agreement to be complied with by SBI on or before the closing date have been complied with;

     - the delivery by SBI to Panda of a signed counterpart of a stockholders' agreement as set out in the Asset Purchase Agreement;

     - SBI will be capitalized with equity capital of not less than $6,000,000 in cash and commitments; and

     - SBI's compliance in all material respects with its covenants and agreements under the Asset Purchase Agreement.

Representations and Warranties

     The Asset Purchase Agreement contains various representations and warranties customary for transactions of this type, including representations and warranties of Panda relating to, among other things:

     - the due organization, valid existence, and good standing of Panda and similar corporate matters;

     - the authorization, execution, delivery, and enforceability of the Asset Purchase Agreement;

     - the accuracy and completeness of each report or proxy statement delivered to SBI;

     - Panda's compliance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934;

     - the compliance of Panda's financial statements as to form with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and the accuracy of Panda's financial statements;

     - the collectibility and status of Panda's accounts receivable;

     - the good condition and saleability of Panda's business inventories;

     - Panda's compliance with all applicable laws and government orders;

     - Panda's receipt of all required government permits, licenses, authorizations, certificates and approvals;

     - Panda's environmental, tax, labor and employee benefit matters;

     - the legality, validity, enforceability, and assignability of all contracts entered into by Panda that are necessary or useful for the operation of its business, and the absence of any breach of these contracts by Panda;

     - Panda's ownership of the Intellectual Property that it will sell to SBI under the Asset Purchase Agreement;

     -     Panda's year 2000 compliance;

     -     Panda's title to the Operating Assets;

     -     the insurance coverage of all the Operating Assets;

     - Panda's authority to execute the Asset Purchase Agreement and the Ancillary Agreements;

     - the absence of any pending, threatened or contemplated investigation of or administrative or legal proceeding against Panda which Panda has not disclosed;

     - the absence of any material inaccuracy or omission in the Asset Purchase Agreement or in any document filed by Panda with the SEC on or prior to the date of the Asset Purchase Agreement;

     - the absence of any undisclosed changes in Panda's condition that, in the aggregate, are materially adverse to SBI;

     -     the absence of any undisclosed material liabilities;

     - the absence of any material tax liability, except for taxes which Panda reasonably disputes, the filing of all returns and reports due, and the absence of any tax liens on the Operating Assets;

     - the absence of any event or circumstance which, under applicable law, would require public disclosure but which has not been so publicly disclosed;

     - the absence of conflicts under Panda's charter or by-laws, required consents or approvals, and violations of any instrument or law;

     - the absence of any notice that any significant customer has ceased or substantially reduced, or will cease or substantially reduce, its use of Panda's products;

     - the absence of any notice that any significant supplier will not sell goods related to the Business at any time after the closing date on terms and conditions similar to those imposed on current sales to Panda;

     - the absence of certain liabilities by Panda under ERISA, and the absence of any excise tax liabilities under certain sections of the Internal Revenue Code;

     - the absence of any undisclosed facts that affect Panda's operations adversely or could do so in the future; and

     -     the absence of any broker's or finder's fees.

     The Asset Purchase Agreement also contains various representations and warranties of SBI with respect to the following:

     - the due organization, valid existence, and good standing of SBI and similar corporate matters;

     - the authorization, execution, delivery, and enforceability of the Asset Purchase Agreement;

     -     SBI's capitalization;

     -     SBI's financing commitments;

     -     the absence of any broker's or finder's fees; and

     - the absence of conflicts under SBI's charter or by-laws, required consents or approvals, and violations of any instrument, law, or governmental order.

Covenants

     In the Asset Purchase Agreement, Panda has agreed to the following covenants:

     - between the date of the Asset Purchase Agreement and the closing date, Panda will not conduct its operations relating to the Operating Assets other than in the ordinary course and consistent with Panda's past practice;

     - Panda will provide SBI full and complete access to all facilities, relevant documents and personnel;

     - Panda will use commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals that may be or become necessary for execution and delivery of the Asset Purchase
Agreement and the Ancillary Agreements;

     - prior to the closing, Panda will promptly notify SBI of all events, circumstances, facts and occurrences arising subsequent to the date of the Asset Purchase Agreement which could have a material effect on its operations;

     - Panda will not use any of the Intellectual Property after the closing date;

     - Panda and SBI agree to cooperate and coordinate the making of any public announcements concerning the Asset Purchase Agreement and the Ancillary Agreements; and

     - from the date of the execution of the Asset Purchase Agreement until September 30, 1999, except as required pursuant to any fiduciary duty, neither Panda nor any of its directors, officers, agents or representatives will (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any part of its operations or assets whether by purchase of assets or otherwise, (ii) disclose any information not customarily disclosed to any person concerning its operations or the Assets or afford to any person or entity access to the properties, books or records of its operations or the assets or
(iii) cooperate with any person to make any proposal to purchase all or any part of the assets of its operations or the assets (directly or indirectly) other than inventory or non-essential or excess assets sold in the ordinary course of business.

Stockholders Agreement

     Panda will be required to enter into a stockholders agreement as a condition to the receipt of SBI common stock. The stockholder agreement will include the following terms:

     - the SBI common stock held by Panda is not transferable for a period of five years, except in limited circumstances such as an initial public offering;

     - Panda must vote its shares of SBI common stock proportionately in accordance with the vote of all other holders of SBI common stock;

     - if holders of 50% of the SBI preferred shares dispose of their preferred shares, Panda may be required to sell their shares on the same terms as the SBI preferred shareholders;

     - SBI will have the right of first refusal for any sales of SBI common stock; and

     - SBI common stock will have registration rights on substantially the same terms as the SBI preferred shares.

Indemnification

     The representations, warranties, covenants, agreements and obligations contained in the Asset Purchase Agreement, or in any document or instrument executed and delivered in connection with that agreement, will survive the closing of the Proposed Sale for a period of one year. In addition, the Asset Purchase Agreement requires Panda to indemnify and hold harmless SBI, its successors and assigns from, for and against any loss, damage, liability, injury or deficiency in excess of $50,000, but in no event greater than $200,000, which results from the inaccuracy of any representation or the breach of any warranty made by Panda in that agreement or the failure of Panda duly to perform or observe any term, provision, covenant, agreement or condition of the Asset Purchase Agreement relating to the period prior to the closing date (other than with respect to the liabilities that SBI will assume). In addition, the Asset Purchase Agreement requires Panda to indemnify and hold harmless SBI, its successors and assigns from, for and against any loss damage, liability, injury or deficiency that results from the transport or arranged transport or disposal of any hazardous materials to any location which is listed or proposed for listing on any federal or state list of sites requiring investigation or remediation.

     Panda agrees to indemnify and hold harmless SBI against the following taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such taxes:

     - taxes imposed on SBI with respect to taxable periods ending on or before the closing date;

     - with respect to taxable periods beginning before the closing date and ending after the closing date, taxes imposed on SBI or the operations of Panda which are allocable to the portion of such period ending on the closing date; and

     - taxes imposed as a result of any breach of warranty or misrepresentation under Section 3.19 of the Asset Purchase Agreement.

     The Asset Purchase Agreement also requires SBI to indemnify and hold harmless Panda, its successors and assigns from, for and against any loss, damage, liability or deficiency which results from the inaccuracy of any representation or the breach of any warranty made by SBI or any failure of SBI duly to perform or observe any term, provision, covenant, agreement or condition of the Asset Purchase Agreement. The liability of either Panda or SBI to indemnify the other is limited to the Purchase Price, and no damage can be recovered unless the aggregate amount of damages exceeds [$200,000], provided, however, that once such threshold is met, the full amount of damages, from the first dollar, can be recovered.

     The Asset Purchase Agreement imposes specific procedures, terms and conditions on any party seeking indemnification under the Asset Purchase Agreement, including, without limitation, notice requirements, defense of claim procedures and settlement conditions.

Termination and Waiver

     The Asset Purchase Agreement may be terminated at any time prior to the closing:

     - by SBI, if between the date of the Asset Purchase Agreement and the time scheduled for closing an event or condition occurs that has resulted in or SBI reasonably believes may result in a material adverse effect;

     - by either Panda or SBI if the closing will not have occurred by September 30, 1999, provided that such a right will not be available to any party who causes the failure of the closing to occur on or prior to such date;

     - by either Panda or SBI in the event that any governmental authority will have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Asset Purchase Agreement and such order, decree, ruling or other action will have become final and nonappealable; or

     -     by the mutual written consent of Panda and SBI.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below is based on information obtained from the persons named below with respect to the shares of Common Stock beneficially owned, as of July 12, 1999 (except as noted below), by (i) each person known by Panda to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each executive officer included in the Summary Compensation Table and (iii) all executive officers and directors of Panda as a group.


Name and Address                 Amount and Nature   Percentage of
of Beneficial                    of Beneficial       Outstanding
Owner                            Ownership (1)       Shares Owned (2)

Stanford W Crane, Jr. (3) . . . .     6,860                 *

William E. Ahearn . . . . . . . .         0                 *

John Friedline. . . . . . . . . .         0                 *

Melissa F. Crane (4). . . . . . .    41,000                 *

Philippi Investments Ltd. . . . . 2,850,000               9.7%
  99 Yorkville Avenue
  Suite 210
  Toronto, Ontario M5R 3K5 (5)

Joseph A. Sarubbi (6) . . . . . . 2,100,000               7.2%

All executive officers and
 directors as a group (3) . . . .

--------------------
* Less than 1%.

(1) The number of shares of Common Stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after January 15, 1998 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The number of shares deemed outstanding includes 29,323,476 shares outstanding as of July 12, 1999 plus any shares subject to options held by the person in question that are currently exercisable within 60 days after July 12, 1999.

(3) Includes 6,860 shares held by Mr. Crane jointly with his wife, of which 1,000 shares are issuable upon exercise of a warrant.

(4) Includes 6,860 shares held by Ms. Crane jointly with her husband, of which 1,000 shares are issuable upon exercise of a warrant.

(5) Helix has 2,850,000 shares issuable upon exercise of outstanding warrants at a price to be adjusted at the closing of the proposed transaction pursuant to a letter agreement between Panda and Helix.

(6) Includes 2,100,000 shares issued pursuant to the Settlement Agreement. See "Legal Proceedings."

                    SELECTED FINANCIAL DATA

     The following table sets forth selected financial data as of and for the twelve months ended December 31, 1998, the nine months ended December 31, 1997 and 1996 (unaudited) and the twelve months ended March 31, 1997, 1996 and 1995. This information is qualified in its entirety by, and should be read in conjunction with, the financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which are included elsewhere in this Proxy Statement. The following data insofar as it relates to the twelve-month period ended December 31, 1998, the nine months ended December 31,1997 and each of the years in the three-year period ended March 31, 1997 has been derived from audited financial statements.

STATEMENT OF OPERATIONS DATA:

                     Three                                    Nine
                     Months            Year                   Months
                     Ended             Ended                  Ended
                     March 31,         December 31,           December 31,                Fiscal Year Ended March 31,
             ------------------------  ------------  ----------------------------  ----------------------------------------
                 1999        1998           1998         1997            1996           1997          1996          1995
                                                                     (unaudited)
Net
revenues     $   813,456  $   144,170  $    822,580  $   2,246,795  $   2,091,132  $   2,382,019  $    870,658  $     -

Research
and
development
costs            380,740    1,004,833     3,395,577      3,255,335      4,786,838      5,722,717     7,954,924   3,494,260

Selling,
general and
administrative
expenses       1,221,707    1,987,582     9,263,283      6,113,255     10,830,976     13,142,099    15,810,701   3,744,914

Costs
associated
with
asset
impairments                                 125,038                    1,471,025       2,056,025

Net loss      (1,994,859)  (3,811,033)  (17,474,696)   (8,949,652)   (17,217,703)    (20,874,101)  (23,894,426) (6,931,346)

Basic and
diluted
loss
per share         ($0.10)      ($0.33)       ($1.33)       ($0.78)        ($1.79)         ($2.15)       ($3.07)     ($1.25)

Weighted
average
shares
outstanding   19,644,149   12,220,803    13,732,936    11,541,811      9,605,280       9,723,801     7,786,426   5,531,941

Balance Sheet

                      December 31,                         March 31,
              ---------------------------   ---------------------------------------
                  1998           1997          1997          1996          1995
              -----------   -------------   -----------   -----------   -----------
Total Assets  $ 2,837,837   $   5,713,830   $ 7,337,320   $18,557,681   $10,245,133

Total
Liabilities   $ 4,563,731   $   3,616,126   $ 2,524,445   $ 3,690,090   $ 1,069,810

Accumulated
Deficit       (80,340,249)    (62,865,553)  (53,915,901)  (33,041,800)   (9,147,374)
Stockholders'
Equity        $(1,725,894)   $  2,097,704  $  4,812,875   $14,867,591   $ 9,175,323

Panda computes per share data in accordance with Statement of Financial Accounting
Standards No. 128, "Earnings per Share."  Due to losses from continuing operations, the effect of stock options and warrants is antidilutive.  Accordingly, Panda's presentation of diluted earnings per share is the same as that of basic earnings per share.

   MARKET FOR PANDA'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Panda's Common Stock had been traded since May 1994 to December 16, 1998 on the Nasdaq National Market under the symbol "PNDA." The stock currently trades on the OTC Electronic Bulletin Board. Prior to that time, there was no public market for the Common Stock. The following table sets forth the range of high and low closing sale prices for the Common Stock as reported during each of the quarters presented. The quotations set forth below are inter-dealer quotations, without retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

                                         Common Stock
                                       -----------------
       Quarterly Period Ended           High       Low
       -----------------------------   ------     ------

       1999
       June 30, 1999                   $  .43     $  .10
       March 31, 1999                  $  .41     $  .31

       1998
       December 31, 1998               $ 1.50     $  .19
       September 30, 1998              $ 3.44     $  .19
       June 30, 1998                   $ 6.25     $ 3.13
       March 31, 1998                  $ 6.25     $ 3.88

       1997
       December 31, 1997               $ 9.38     $ 3.81
       September 30, 1997              $ 7.31     $ 2.50
       June 30, 1997                   $ 6.00     $ 2.63
       March 31, 1997                  $ 9.25     $ 3.75


     The closing bid price of Panda's common stock on the OTC Electronic Bulletin Board on July 12, 1999 was $0.156 per share. As of July 12, 1999, there were approximately 285 holders of record of Panda's common stock ("Common Stock"). This number does not include beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

     Panda has never declared or paid any cash dividends. After the consummation of the Proposed Sale, Panda intends to invest any income received as Panda believes appropriate under the circumstances, which may include U.S. Government Securities and other short-term instruments. Panda currently intends to retain any future earnings to finance the growth and development of its business and future operations, and therefore does not anticipate paying any cash dividends in the foreseeable future.

     In addition, in February 1998, Panda issued shares of Series A Preferred Stock, the terms of which prohibit Panda from paying any dividends on Common Stock or other shares junior in rank to the Series A Preferred Stock unless all dividends for all past quarterly periods have been paid or declared and a sum of cash or amount of shares sufficient for the payment thereof set apart. Further, the terms of the Series A Preferred Stock allow for the redemption of any outstanding shares of Series A Preferred in the event Panda declares a dividend (other than a dividend payable in Common Stock).


                  INFORMATION REGARDING PANDA

BUSINESS

Overview

     Statements in this Proxy Statement that are not statements of historical fact are to be regarded as forward-looking statements which are based on information available to Panda as of the date hereof and involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, risks of intellectual property and other litigation, and the factors detailed below under "Certain Factors That May Affect Future Results" or elsewhere herein or set forth from time to time in Panda's periodic reports and registration statements filed with the SEC.

     Panda is a technology company engaged in the design, development, manufacture, licensing and sale of interconnect solutions to generate greater throughput from silicon to board to system. These technologies are embodied in VSPA, a three-dimensional semiconductor package, and the Compass Connector, a board-to-board interconnect solution (collectively the "Technology Products"). VSPA has received JEDEC JC-11 Committee designation and has passed Mil Std. 883. In addition, in September 1998, the Compass Connector received Bellcore approval.

     In September 1998, Panda announced a streamlining of operations that included a significant reduction of operations related to the development of the Archistrat line of computers and the Rock City line of desktop computers (collectively the "Systems") and any upgradable mother board development related to the Systems. Due to further cash constraints in November 1998, Panda elected to exit its Systems business entirely. Panda continues to focus its efforts on the Technology Products.

     Panda has firm purchase commitments for prototype, pre-production and production orders of its Technology Products from Veridicom, Motorola, Kaiser Aerospace & Electronics, Honeywell and National Semiconductor. Panda anticipates that these purchase commitments will result in increased revenues. However, there can be no assurance that such anticipated revenues will materialize. Several of these customers have notified Panda that the VSPA parts have passed Mil Std. 883 level of qualification for their specific application. See "Semiconductor Packages."

Technology Products

     The proliferation of increasingly sophisticated semiconductors for computer operating systems and other electronic applications, along with the explosive growth in Internet usage, have created the need for substantially greater bandwidth in products ranging from the semiconductor to the printed circuit board. Bandwidth refers to the capacity for transmitting data inside the electronic device as well as between two or more devices. In recent years, improvements in the speed at which microprocessors and other integrated circuits can process data have far outpaced the data transmission capacity of other electronic components and of the connectors and lines which link the devices. The resulting bandwidth bottlenecks have effectively negated some of the improvement in processing speed attributable to the enhanced microprocessors. The Technology Products include semiconductor packages and interconnect devices which incorporate designs which Panda believes enable these products to effectively address the bandwidth bottlenecks. In addition, these Company products, which are protected by a variety of patents which have either been issued or for which applications are currently pending, have significant advantages over currently available products, including:

     Density of Electrical Connections. The Technology Products embody proprietary geometrics that allow the placement of a greater number of conductive leads than is possible with conventional designs. This permits the access and transport of an increased volume of data.

     Reduced Size. Due to their higher contact density, the Technology Products require less surface area and routing layers than is required by conventional semiconductor packages and interconnect devices to accommodate the same number of leads. This improves the performance and, lowers the cost of using the products in electronic applications.

     Superior Electrical and Thermal Characteristics. The Technology Products are designed to provide faster electrical connections while minimizing the interference (parasitics) which can occur in a high density electrical environment. The materials, used in the Technology Products, are also constructed in such a way to dissipate heat better than conventional designs. Panda believes that its Technology Products will withstand the rigors of environmentally stressful applications such as automotive and other high-temperature applications.

     Compatibility; Reduced Cost of Manufacture. The Technology Products are intended to be compatible with existing industry standards. For example, while one of Panda's semiconductor packages
(VSPA) incorporates a proprietary array of electrical leads, the space (pitch) between the leads, which is of critical importance in the surface mount manufacturing process, is no smaller than that of conventional packages such as Plastic Quad Flat Pack ("PQFP"), and Ball Grid Array packages ("BGA"). In addition, use of VSPA in an assembly environment, requires only minor modifications to be compatible with standard die attachment and wire bonding equipment such as the ESEC 3008 and K&S 8020 wirebonders. Additionally, test sockets for electrical testing, post assembly, and complete manufacturing procedures are available for customers. Panda believes that customers housing their silicon devices in the Technology Products will experience reduced overall production cost in high volume.

     Semiconductor Packages. Semiconductor companies are facing ever increasing demands for greater lead counts, improved thermal performance, miniaturization and lower packaging costs in Semiconductor packages. As a result of the trend in semiconductors, there have been increasing strains on the packaging. Semiconductor companies have turned to independent packaging companies for technology development and innovation.

     Semiconductor companies are striving to shorten the time to market for new products. Having a flexible packaging technology, quick turn programs and capacity available are critical in attracting new customers.

     Another trend in the semiconductor market is in the "fabless" segment of the market. These companies have a core competency in the silicon design process. This market segment relies solely on independent companies for their packaging of their semiconductors.

     There is a broad range of semiconductor packages available in the market today for both commodity and custom products. These products are broken into three categories: Leadframe, BGA and PGA. Samples of leadframe products include SOIC, QFP and PLCC. These packages generally range from 8 leads to 304 leads. BGA or laminate products include the BGA family of products like the PBGA, MicroBGA and FlipChip products. These packages range in lead counts from 8-600. Another market segment are the PGA's which are pluggable packages which traditionally have been used for microprocessor applications.

     Leadframe products are the most widely recognizable package types in the marketplace. The chip is encapsulated in a plastic mold compound with metal leads extending peripherally from the perimeter. Laminate products have been gaining market acceptance. The BGA uses a laminate, usually plastic or tape substrate rather than a leadframe substrate. Tiny balls are attached in an array to the bottom. PGA's are made from plastic or ceramic and have pins extend perpendicularly from the bottom of the package arranged in several rows.

     Panda has developed and patented 2 semiconductor packages: VSPA, which a peripherally leaded package with one or multiple tiers, and Compass PGA, a pluggable pin grid array. Both packages are made from similar materials.

     VSPA has been designed to address the increasing demands on bandwidth from the silicon to the PCB. VSPA is a low cost surface mount semiconductor package that provides higher I/O in less space with improved electrical and thermal performance as compared to other packages on the market today. VSPA, also called PQFP-B, is registered with JEDEC JC-11 committee under MO-198 and has passed Military Standard 883D. The qualification testing from the VSPA was performed by independent companies including ISE/IQL Labs, Inc., Lockheed Martin and the Georgia Tech Packaging Research Center.

     VSPA is based on a three-dimensional architecture that utilizes multiple rows of pins that are tiered to achieve a greater density within a smaller area. The VSPA is scalable in X, Y, and Z axes being either square or rectangular in shape. By using individual, pre-stamped, pins the VSPA package does away with a traditional lead frame and many of the labor intensive molding steps. As a result, it allows leads to be interleaved and arranged in several tiers. The number of tiers depends upon the target die size and necessary number of I/O. VSPA can be configured with one to six tiers, allowing packages up to and over 1,000 pins. This allows the package to shrink and grow depending on the customer's chip application.

     VSPA is also available in both 'cavity down' and 'cavity up' versions. With VSPA's wide range of I/O's and variable package dimensions, multichip modules (MCMs) are also possible with the VSPA. This scalability allows silicon designers considerable flexibility in choosing a VSPA package that will best suit their specific package requirements.

     This minimum lead length yields low package parasitic and inductance by keeping pins a constant size for each tier and a common part number for each package size. These parameters remain constant for each package size since only the frame is scaled to accommodate different die sizes. This cannot be achieved in PQFP or BGA packages. The electrical characteristics of VSPA allow it to perform with faster rise times and the ability to support high performance applications at much higher frequencies. VSPA has tested resonance free to 3.5GHz with the next generation projected for a 10GHz range.

     In 1998, Panda introduced several versions of the VSPA package including the thermally enhanced and super thermally enhanced versions to address market demands. Panda shipped pre-production parts of the VSPA TE and submitted several designs using the VSPA STE.

     In January 1998, Panda received its first production order for 1 million units for a customized version of the VSPA package from Veridicom. As of June 1, 1999, Panda shipped in excess of 115,000 units to Veridicom. Additionally, Panda has delivered prototype and pre-production parts to Lucent Technologies, Motorola, EG&G Heimann, Honeywell SSEC, Samsung, SEEQ Technologies, National Semiconductor, Kaiser Electronics and several other companies. While Panda believes that production orders may materialize from the initial orders received, there can be no assurance that any of these activities will result in sales of the VSPA product.

     Compass PGA is a high density PGA semiconductor product primarily designed to address the high density chipscale segment of the packaging market. The Compass PGA employs multiple leads and requires less surface area of the PCB to accommodate the same number of leads in traditional PGA packages. Additional design and qualification work must be done prior to commercialization of this product. The Compass PGA can be used with existing wirebond and FlipChip technologies. Panda believes that densities in excess of 1,100 can be achieved. In July 1996, Panda received a patent covering the Compass PGA product.

     Interconnect Products. Panda has been granted a license to the Compass interconnect product by Stanford W. Crane, Jr., its inventor and Company President and Chief Executive Officer. Panda has produced the Compass II version in a 152 position right angle female, and 152 position vertical male connector. Currently Panda purchases and resells the Compass V version from LG Cable & Machinery ("LG Cable"), part of the LG Group in Korea, and a licensee of the Compass technology. The Compass V is a 196 position connector available in both straight and right angle female versions, and vertical male versions.

     Compass V is the most dense interconnect currently in production. On the edge of a printed circuit board it delivers 146 contacts per linear inch when used in a double-sided arrangement. This compares with 80 contacts per linear inch in the most widely used products used in high density applications. LG Cable contracted for Bellcore testing of the Compass V with Contech, an independent testing group. The Compass V connector received Bellcore approval in 1998. Compass uses a patented arrangement of contacts and is actually capable of delivering over 300 contacts per linear inch on the edge of a printed circuit board, and over 1100 in a parallel configuration in one square inch.

     Compass also forms the basic platform for Compass PGA (pin grid array). Compass PGA utilizes the design of Compass to connect semiconductors in a pluggable fashion to another substrate, such as a printed circuit board.

Manufacturing

     Panda has developed the ability to manufacture the VSPA semiconductor package at its production facility in Boca Raton, Florida, using two automated machines designed and built by Panda.
The machines have a wide range of flexibility in terms of the pin count of the VSPA packages it will produce, and their production capacity ranges from 235,000 parts per month to 290,000 parts per month, depending upon the pin count of the package (i.e., the higher the pin count, the lower the monthly production capacity). The first machine became operational in late September 1997 and the second machine, after undergoing refinements based on data derived from operating the first machine, became operational in 1998. Although these machines have been designed and developed by Panda, most of the components from which they are built are available from multiple suppliers. Panda believes these machines can be readily replicated to increase manufacturing capacity as demand for VSPA increases. If Panda is successful in commercializing VSPA, such commercialization will require Panda to expand its manufacturing capacity for VSPA parts or enter into additional licensing arrangements, joint ventures or strategic alliances with respect to the manufacture of VSPA parts.
See "Marketing and Strategic Relationships."

     Panda has an arrangement with LG Cable, a unit of Korea-based LG Group and a licensee of Panda's Compass technology, to acquire the Compass V Connectors for distribution as discrete parts to customers. Panda believes that this source of supply is sufficient to meet the demand for Compass V Connectors for the foreseeable future. If Panda is successful in commercializing the Compass V Connector for use by third parties, such commercialization may require its strategic partners to expand their manufacturing capacity for Compass V Connectors or for Panda to enter into additional licensing arrangements, joint ventures or strategic alliances with respect to the manufacture of Compass Connectors. See "Marketing and Strategic Relationships."

     Panda has also subcontracted with LG Cable for the manufacturing of the VSPA 80/1 package for Veridicom. In addition to the single row production machines Panda added internally, LG has built a fully automated assembly line with capacity of 350,000 units per month.

     In 1998, Panda contracted with Possehl Hong Kong Machinery limited ("PBE") for the production of the VSPA 360 and 240 products. PBE specializes in providing leadframe and other raw materials for the semiconductor packaging market. PBE has 16 factories in 12 countries located in Europe, Asia and the U.S. The 360 and 240 have the same body size and have an interchangeable footprint on the PCB. In March 1999, the machine at PBE was being qualified for production. PBE will be responsible for all VSPA high volume production for these products.

     Marketing and Strategic Relationships. In June 1996, September 1996, July 1997 and January 1999, Panda licensed the VSPA semiconductor packaging technology to AMP Incorporated, Pantronix Corporation, LG Cable and Samtec, Inc., respectively. Under the terms of each licensing agreement, the licensee has been granted worldwide rights to manufacture and sell VSPA. Panda currently has only received up-front licensing fees and is unable to predict the amount of sales revenue or royalty revenue, if any, that may be earned in the future under these agreements.

     In October 1996, Panda and Stanford W. Crane, Jr., Panda's President and Chairman, entered into an agreement with LG Cable, under which LG Cable was granted a license to the Compass technology. The license granted to LG Cable is non-exclusive except for certain limited exclusive manufacturing rights with respect to specified Asian countries. LG Cable has built a production facility in Korea for production of Compass V, an enhanced version of the Compass Connector. Based on information supplied to Panda by LG Cable, production capability of the Compass V reached 250,000 parts per month in January 1998. Under the terms of the agreement, LG Cable is to pay Panda and Mr. Crane a royalty based on the sales price of each Compass Connector produced and sold. See "Patents; Proprietary Information Systems." Such royalties are to be divided equally between Panda and Mr. Crane.

     Panda has also established relationships with semiconductor assemblers for the back-end assembly process for VSPA which includes mounting the chip, wirebonding, encapsulation and marking of the finished product. These relationships include Gateway Semiconductor, ATEC and ASE Malaysia. Other companies such as STATs, have qualification underway. These relationships are needed for Panda's customers to utilize the VSPA package. Additionally, Panda has worked closely with ESEC, a Swiss manufacturer of die attachment and wirebonding equipment, to optimize their equipment for the VSPA package.

     Panda markets it products through a direct sales force and a network of independent sales representatives. At the present time Panda has four salespeople engaged in the sales and marketing of its VSPA product. Panda is engaged in recruiting additional personnel for various geographic locations and positions.

     Backlog. As of July 1, 1999, Panda's revenue backlog amounted to approximately $900,000. Panda expects to completely fill the current backlog within the current fiscal year. As of June 30, 1999, the backlog consisted of product to be shipped to National and Veridicom under their respective original purchase orders.

Research and Development

     In early 1998, Panda's principal research and development efforts were devoted to the design and development of VSPA and Rock City. The Rock City development included new upgradable boards as well as a new chassis design. Since September 1998, all research and development was for the VSPA product and specific customer applications. In 1998, Panda spent approximately $3,400,000 on research and development. For the nine months ending December 31,1997, Panda spent approximately $3,300,000 on research and development. There will be no further development related to the Systems business.

     Panda currently anticipates that its research and development activities over the next year will focus on enhancements to the automated machine for producing VSPA, and developing specific applications for VSPA and the Compass Connector. Panda believes that its spending on research and development in the current fiscal year will be approximately the same amount as it was during the previous twelve months.

Patents and Proprietary Information

     Panda's success will depend on its ability to obtain patents, protect trade secrets, and operate without infringing on the proprietary rights of others. As of July 12, 1999, Panda had obtained 18 United States patents and an aggregate of 41 foreign patents. In addition, Panda had pending a total of 18 United States and 29 foreign patent applications. These patents and pending applications relate to VSPA, Compass PGA, various designs of the Computer Systems, the use of the Compass Connector in Compass PGA and in the Computer Systems, and a PCB manufacturing technology known as "Well Tech PCB." Panda's foreign patent filings have been made in selected countries, including the Republic of China (Taiwan), Germany, the United Kingdom, Ireland and France. Panda will continue to file applications in certain foreign jurisdictions to secure protection in those jurisdictions in accordance with the Patent Cooperation Treaty and the Paris Convention for the Production of Industrial Property (which allows such filings to relate back to the original filing date in the United States) covering Panda's technology and proposed products. To the extent possible, Panda also intends to file patent applications with respect to products and technology that it may develop in the future.

     There can be no assurance that any of Panda's pending patent applications will ultimately result in an issued patent. Moreover, the patent laws of other countries may differ from those of the United States as to the patentability of Panda's products or technology, and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by Panda to obtain patents for which applications are currently pending could have a material adverse effect on Panda's ability to commercialize successfully its proposed technology and products. Even if Panda is able to obtain such patents, there can be no assurance that any such patents will afford Panda commercially significant protection for its technology or products. In addition, other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them.
Although Panda believes that its technology has been independently developed and that its technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that any of Panda's technology or products, will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have an adverse effect on the ability of Panda to do business. If Panda's technology or products were determined to infringe on the patents, trademarks or proprietary rights of others, Panda could, under certain circumstances, become liable for damages, which also could have a material adverse effect on Panda. Moreover, in the event that Panda's technology or proposed products were deemed to infringe upon the rights of others, Panda would be required to obtain licenses to utilize such technology. There can be no assurance that Panda would be able to obtain such licenses in a timely manner or on acceptable terms and conditions, and the failure to do so could have a material adverse effect on Panda. If Panda were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, patent disputes are common in the computer industry and there can be no assurance that Panda will have the financial resources to enforce or defend a patent infringement or proprietary rights action.

     Panda has registered the Archistrat, VSPA and Rock City trademarks with the U.S. Patent and Trademark Office and has applied for appropriate trademark, copyright and other legal protection for its product names, logos and other identifications. There can be no assurance that Panda will not be precluded by others from using any of such identifications or creating proprietary rights with respect to them.

     Pursuant to a license agreement entered into in January 1996 between Panda and Mr. Crane (the "Crane-Panda License"), Mr. Crane has granted Panda the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of Panda's Archistrat Computers and the development and commercialization of Compass PGA. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below and supersedes an earlier license agreement between Mr. Crane and Panda relating to the Compass Connector. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors That May Affect Future Results" and "--Dependence On The Crane-Panda License Agreement; Potential Conflicts Of Interest."
Under the Crane-Panda License, Panda is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Archistrat Computers or other computer system or assembly. Panda may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Archistrat Computers or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates Panda to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that Panda becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. Panda is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on Panda.
There can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to Panda. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     Panda relies on confidentiality and nondisclosure arrangements with its employees, consultants and others involved with Panda's product and technological development efforts. There can be no assurance that these agreements will provide meaningful protection to Panda or that other companies will not acquire information which Panda considers proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of Panda.

Competition

     Panda competes with many large corporations for sales on semiconductor packages and interconnect devices. These corporations all have significantly greater financial resources than Panda. In semiconductor packaging, companies such as IBM, Motorola and Amkor have significant development capabilities and financial strength to develop new semiconductor packages. VSPA competes against well established products such as QFP's, BGA's and PGA's. Panda also depends on third party subcontractors for volume production and may have difficulties getting supply from time to time.

     In the connector market, Compass competes with the AMP's Mictor Line and the Teradyne VHDM connectors. These companies have significant resources, not only financially, but also in manufacturing and sales and marketing.

Employees

     On June 28, 1999 Panda had 18 full-time employees. Mr. Crane divides his time between product research, manufacturing, and general management. Panda considers its relations with its employees to be good. None of Panda's employees are represented by labor unions.

PROPERTIES

     Panda leases its principal offices in Boca Raton, Florida. The total space is approximately 11,230 square feet. This facility has housed Panda's operations since November 1, 1998. Panda previously moved from its 27,500 square foot facility and reduced its monthly rent obligation from $34,000 to $12,894 monthly for a savings of approximately $21,000 monthly. Panda is currently in default under this lease and is unable to cure such default under the terms of the Lease Agreement.

     Panda leases two additional facilities in Boca Raton, Florida totaling approximately 7,200 square feet and uses these facilities for Panda's machining operations, the production of the automated machines for producing VSPA parts and current VSPA production. The leases for these two facilities total approximately $5,000 in monthly rental payments.

     Panda also leases 10,547 square feet in Fremont, California and uses this facility for sales & marketing and application engineering. The lease is for a term of five years with monthly rental fees of approximately $22,000 escalating to approximately $24,000 in 2003. Panda is currently in default under this lease.

     In addition to the facility in Fremont, Panda also leases a facility in San Jose, California, which was previously used to house Panda's Advanced Design Group, manufacturing administrative personnel and certain sales personnel. The lease term is through December 1999 and calls for monthly lease payments of $4,746. Effective August 1, 1997, Panda entered into a sublease agreement with a term ending in December 1999 and which called for monthly sublease payments to Panda of approximately $4,800.

     Panda has terminated its lease in Hayward, California for 50,000 square feet, the original lease agreement had a term of 5 years with monthly rental fees of approximately $18,000. Panda was required to secure lease payments through June 1999 with a $80,000 Certificate of Deposit held at the Silicon Valley Bank. Panda anticipates it will receive the full amount of the Certificate of Deposit in July 1999.

     Panda believes that its properties are generally in good condition, are well maintained and are generally suitable and adequate to carry on Panda's current business.


LEGAL PROCEEDINGS

     On October 16, 1998, a complaint was filed against Panda in the United States District Court for the Southern District of New York by Promethean Investment Group, L.L.C. The complaint alleges breach of contract by Panda for failing to proceed with a financing transaction and seeks damages in an unspecified amount in excess of $270,000 or a declaration that Panda is required to proceed with the financing transaction. Panda has not yet filed an answer to the complaint and the outcome is both immeasurable and undeterminable. There can be no assurance that Panda will be successful in defending this litigation.

     On December 11, 1998, Panda and Joseph A. Sarubbi ("Sarubbi") entered into a settlement agreement (the "Settlement Agreement") relating to litigation in which Sarubbi has obtained a judgment against Panda in the amount of $1,227,041. Under the Settlement Agreement, Panda has agreed to pay Sarubbi total consideration worth $1,000,000 of which $240,000 has been paid in cash in December 1998 and the remainder is to be satisfied upon the sale of shares of Panda's common stock which have been delivered to Sarubbi by Panda. Panda has registered 1,775,000 shares for Sarubbi pursuant to a registration statement, declared effective on February 5, 1999. The parties have agreed to petition the Florida Court of Appeals for the Fourth District to dismiss the litigation within five business days after Panda's obligations in the Settlement Agreement have been completed. If such obligations are not completed, the judgment will remain in effect. This settlement amount was recorded as a charge against Company earnings for the quarter ended December 31, 1998. On April 14, 1999, Panda received a Notice of Default on the Settlement Agreement between Joseph A. Sarubbi and The Panda Project, Inc. dated December 11, 1998. Mr. Sarubbi claimed that his inability to sell the stock that he received in the settlement creates a breach under the settlement agreement. Panda believes that it is in full compliance with the agreement and that no breach exists. On June 25, 1999, the Settlement Agreement was amended to allow Panda to extend its time to satisfy its obligations under the Settlement Agreement.

     Panda from time to time is involved in disputes that may lead to litigation in the future. Panda cannot determine the impact of those potential lawsuits at the current time.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Change in Fiscal Year End

     During September 1997, Panda decided to change its fiscal year from April 1 through March 31 to January 1 through December 31. For discussion and analysis purposes, the twelve months ended December 31, 1998 are compared to the audited nine months ended December 31, 1997.

Results of Operations

Twelve Months Ended December 31, 1998 Compared to Nine Months Ended December 31, 1997

     Net revenues decreased to approximately $823,000 during the twelve-month period ended December 31, 1998 from $2,247,000 for the nine-month period ended December 31, 1997. Net revenues were significantly lower as a result of the completion of the development agreement with the U.S. Government. Related revenues recorded were $135,673 for the twelve-month period ending December 31,1998 versus $973,003 for the nine-month period ending December 31, 1997. Panda completed all of the milestones set forth in its cooperative development agreement with the Defense Advanced Research Projects Agency (DARPA) during April 1998. In September 1998, Panda streamlined operations related to the System business including both the Archistrat and Rock City products. In November 1998, Panda ceased all operations related to the Systems business.

     Research and development ("R&D") expenses increased to approximately $3,400,000 for the twelve-month period ending December 31,1998 as compared to approximately $3,300,000 for the nine-month period ending December 31,1997. However on a monthly basis comparative spending on R&D decreased approximately $83,000 per month. R&D efforts in 1998 were focused on new custom VSPA designs for specific customer applications, the refinement of the existing VSPA Flex automation. In addition, Panda also designed the IO-A architecture that was going to be used in the Rock City line of computers. Panda believes that although its level of R&D spending is appropriate to support current operations, it will need to increase future R&D spending to enhance further development of VSPA, Compass Connectors, Compass PGA and other derivative technologies as resources are available. Management is currently evaluating the appropriate R&D expense relative to the current level of activity in its Technology Products.

     Selling, general and administrative ("S,G&A") expenses increased to approximately $9,300,000 for the twelve-month period ending December 31, 1998 from $6,100,000 during the nine months ended December 31, 1997. However, on a monthly basis comparative spending on S,G&A increased approximately $97,000 per month. During 1998, Panda significantly reduced the number of employees resulting in decreased compensation and benefit cost. These reductions are related to the streamlining and exiting of the Systems business. Panda would have experienced further benefits if not for recognized charges related to a legal settlement (see "Legal Proceedings") of $1,000,000, and reserved certain receivables associated with the Systems business in the amount of $285,000.

     During the twelve months ending December 31, 1998, Panda determined that, due to various events and changes in circumstances associated with exiting the Systems Business, certain long-lived assets were impaired. As a result, Panda recorded a charge of approximately $125,000. Panda also recorded an inventory write down of approximately $1,178,836 related to its decision to exit its Systems business in November 1998.

     During the twelve months ended December 31, 1998, Panda recorded interest expense of approximately $3,881,000 representing the amortization of the debt issuance and interest costs related to the Helix loans. This is a significant increase from approximately $955,000 recorded for the nine-month period ending December 31, 1997. This expense represents a non-cash charge.


Nine Months Ended December 31, 1997 Compared to Nine Months Ended
December 31, 1996

     Net revenues increased to approximately $2,247,000 during the nine months ended December 31, 1997 from $2,091,000 for the nine-month period ended December 31, 1996. Net revenues for the respective periods include approximately $294,000 and $1,422,000 of net sales of Archistrat Computers, $350,000 and $100,000 of licensing fees, and approximately $973,000 and $569,000 of revenues associated with a cooperative development agreement with the U.S. government. Computer systems revenues of approximately $924,000 were recorded during the nine months ended December 31, 1996 as a result of a barter transaction with ta software developer. Other sales of Archistrat computers increased 85% during the nine months ended December 31, 1997 compared to the same period of 1996 as Panda refocused its selling efforts on certain niche markets. In July 1997, Panda entered into a second licensing agreement with LG Cable whereby LG was granted a license with respect to a semiconductor package product. In connection with this agreement, Panda was entitled to a non-refundable license fee of $250,000 that became immediately vested upon signing the agreement and has been recorded as revenue during the nine months ended December 31, 1997. Panda accomplished a majority of the milestones set forth in its cooperative development agreement with the Defense Advanced Research Projects Agency (DARPA) during the nine months ended December 31, 1997 which accounts for the 71% increase in the related revenue compared to the same period of 1996. Revenues associated with this agreement will be limited during 1998 as the agreement near its end.

     During the nine months ended December 31, 1997 as compared to the same period of the prior year, R&D expenses decreased 32% from approximately $4.8 million to $3.3 million. Development activities associated with Archistrat 4s server were substantially completed during the period ended December 31, 1996 which resulted in the overall decrease. Spending related to the design and development of automated manufacturing equipment for Panda's VSPA product line as well as various new Archistrat computer systems increased during the nine months ended December 31, 1997 as compared to the same period of the prior year.

     S,G&A expenses decreased approximately $4.7 million or 44% to $6.1 million during the nine months ended December 31, 1997 as compared to $10.8 million during the comparable period of 1996. The most significant changes were in the following categories: compensation and benefits decreased approximately $3.1 million resulting from a decrease in the average employee head count from approximately 118 during the nine months ended December 31, 1996 to approximately 60 for the same period of the current year; legal fees decreased 48% or $580,000 as a result of management's efforts to reduce such costs; office rent expense decreased approximately $440,000 resulting from certain lease termination costs incurred during 1996; sales and marketing expenses were reduced approximately $700,000 as a result of streamlining certain of Panda's advertising and promotional campaigns, as well as the reduction of product marketing expenses associated with the barter agreement entered into in the prior fiscal year.

     During the nine months ended December 31, 1996, Panda determined that, due to various events and changes in circumstances (including efforts to streamline operations and to increase the use of strategic alliances to manufacture and market Panda's products), certain long-lived assets were imparted. As a result, Panda recorded a charge of approximately $1.5 million. No such charges were deemed necessary during the nine months ended December 31, 1997.

     During the nine months ended December 31, 1997, Panda recorded interest expenses of approximately $900,000 representing the beneficial conversion feature associated with the convertible debentures issued in April 1997. This expense represents a non-cash charge with no net effect on total shareholders' equity.

Three Months Ended March 31, 1999 Compared to the Three Months Ended March 31, 1998

     Net revenues increased during the three months ended March 31, 1999 ("First Quarter of 1999") to approximately $813,000 as compared to $144,000 for the three months ended March 31, 1998 ("First Quarter of 1998"). VSPA Product sales for The First Quarter of 1998 were approximately $313,000 for prototype, pre-production and production orders. Additionally in the First Quarter of 1999, a significant portion of Panda's revenue related to one time $500,000 licensing fees from Samtec, Inc.

     R&D expenses decreased to approximately $380,000 for the First Quarter of 1999 as compared to approximately $1,050,000 for the First Quarter of 1998. R&D for the First Quarter of 1999 was attributable to new custom VSPA designs for specific customer applications, the refinement of the existing VSPA Flex automation machines. Panda believes that although its level of R&D spending is appropriate to support current operations, it will need to increase future R&D spending to enhance further development of VSPA, Compass Connectors, Compass PGA and other derivative technologies as resources are available. Management is currently evaluating the appropriate R&D expense relative to the current level of activity in its Technology Products.

     SG&A expenses decreased for the First Quarter 1999 to $1,199,667 compared to $ 1,987,582 for the First Quarter 1998. The average number of employees has decreased from 70 at March 31, 1998 to 25 full time employees as of March 31, 1999. The decrease in full-time employees is directly related ceasing operations related to Systems activity and the need to reduce on going operational costs. Monthly payroll decreased to approximately $155,000 per month for March 1999 from $389,000 for March 1998. The departments have been realigned to accurately reflect current business actively related to the Technology Products. The departments include Product and Equipment Design, Application Engineering, Quality Control and Reliability, Production, Sales & Marketing and Material Management. Management believes that this department structure can adequately support operations of the initial commercialization of its Technology Products. Management believes that additional employees will need to be added with further commercialization of its Technology Products.

     Total debt issuance costs associated with short-term borrowings from Helix, including the value of the warrants issued in connection with such borrowings, charged to amortization expense during the quarter ended March 31, 1999, amounted to approximately $550,000. The valuation of the warrants and related amortization expense, represents a non-cash transaction. Additionally approximately $550,000 for accrued penalties related to the Series A Preferred Convertible transaction.

     For purposes of determining net loss applicable to common stock for the First Quarter 1999 and the First Quarter 1998, accrued dividends payable in the amount of approximately $54,000 and $178,000, respectively, and amortization of the beneficial conversion feature was approximately $800,000 for the First Quarter 1998 related to the issuance of the Series A Preferred Stock have been added to the net loss. Both amounts represent non-cash transactions. Basic and diluted loss per share has been calculated on the basis of net loss applicable to common stock.

Liquidity and Capital Resources

     During February 1998, Panda completed a private placement of $6.0 million of Series A Preferred Stock and received net proceeds of approximately $5.8 million. The shares of preferred stock are convertible into common stock at the lower of $3.50 per share (in accordance with the revised terms effective July 2, 1998) or a floating conversion price. Through July 12, 1999, 243.98 shares of preferred stock were converted into an aggregate of 4,651,901 shares of Panda's common stock. As of July 12, 1999, 357 preferred shares are outstanding.

     The terms of the Series A Preferred Stock, as revised on July 2, 1998, provide that upon the occurrence of certain Triggering Events, as defined, Panda may be required to pay the holders $100,000 per month until such time that the Triggering Event has been remedied.
Any requirement that Panda pay such amounts could have a material adverse impact on Panda in the event the Triggering Event causing such payment is not remedied on a timely basis. On December 16, 1998, a Triggering Event occurred related to the delisting of Panda's common stock from the Nasdaq National Market to the OTC Bulletin Board. As of April 14, 1999, no payments had been made to the Holders. Panda has reached an agreement (the "Exchange Agreement") with the Series A Preferred Holders in connection with the Triggering Event and has agreed to issue an additional 171 Preferred A shares as defined in the Exchange Agreement. Upon execution of the Exchange Agreement, Panda agreed to deliver 171 shares of Series A Preferred Stock to the Holders in payment for penalties owed to such Holders. The Holders agreed to waive all penalties owed by Panda to them pursuant to previously issued Company securities.

     On August 14, 1998, Panda completed the sale of 2,254,602 shares of its Common Stock and warrants in a private placement to accredited investors with gross proceeds of $3.675 million. The warrants have a term of five years. Panda issued approximately 4,400,000 additional shares associated with the fill-up provision.

     During May, June and July 1998, Panda borrowed an aggregate of $2 million from Helix PEI Inc. ("Helix"). The loans are secured by Panda's intellectual property and were due August 7, 1998. During August 1998, Helix agreed to extend the maturity date of all the outstanding loans payable to February 15, 1999, from their original due date in August 1998, in exchange for the issuance of a warrant to purchase up to 2,000,000 shares of Panda's common stock at an exercise price equal to the fair market value of Panda's common stock at the date of issuance ($2.125). Panda is currently in default on its obligations under the Helix Loans. The loans bear interest at the Royal Bank of Canada prime rate plus 2 percentage points per annum (9.40% at December 31, 1998) payable monthly. The warrant has a term of two years.

     On May 14, 1999, Panda, Helix and Silicon Bandwidth, Inc. ("SBI") entered into an agreement wherein upon the closing of the acquisition of certain assets of Panda by SBI, SBI will pay $1,000,000 to Helix. In consideration of such payment and the issuance of 1,000,000 shares of Panda common stock to Helix, Helix will release Panda from payment on all accrued interest on the notes remaining unpaid as of the date of such payment of $1,000,000. The remaining $1,000,000 and accrued interest will be paid in eleven payments by SBI to Helix.

     Upon the closing of the acquisition of certain assets of Panda by SBI, SBI will pay $1,000,000 to Helix, with such payment being applied solely toward principal on the Notes. In consideration of such payment and the issuance of Panda common stock to Helix pursuant to that certain letter agreement attached to the agreement, Helix agreed to forgive and irrevocably release Panda from payment of all accrued interest on the Notes remaining unpaid as of the date of such payment of $1,000,000.

     Helix agreed that all of the accrued and unpaid interest and principal amount of each of the Notes will be due and payable in eleven payments. The first ten payments will be in the amount of $100,000 each and are due on the first day of each of the first ten months following the closing. Helix will apply these ten payments first toward accrued and unpaid interest and then principal on the Notes. The eleventh and final payment will be in an amount equal to all unpaid principal and interest outstanding on the Notes and will be due on the first day of the eleventh month following Closing. Helix agreed that, as a result, the Notes would no longer be in default. Interest on the Notes will accrue at a rate of 6% per annum from the closing until the Notes are repaid. Immediately after execution of the agreement, Helix agreed to mark each of the Notes as follows:
"This Promissory Note has been modified and amended by that certain Agreement dated as of May 12, 1999, by and between Payor, Payee and Silicon Bandwidth, Inc."

     On the closing date of the agreement, Helix will release its security interest in all royalties and fees arising from the use or license of the Collateral as defined in that certain Intellectual Property Security Agreement dated as of May 28, 1998 between Helix and Panda and that certain Intellectual Property Security Agreement dated as of June 22, 1998 between Helix and Panda. Helix's remaining security interest in the assets of Panda will be released upon repayment in full of the Notes pursuant to the terms of the agreement or any promissory notes replacing, or substituted for, the Notes provided for in the agreement.

     Helix agreed that the obligation to pay the Notes may, at Panda's option, will be assumed, without recourse to Panda, by SBI. In the event of such assumption, Helix will cause SBI to issue a new note in lieu of the Notes, and to return the original of each of the Notes to Panda, marked "Replaced." Except for any different terms or conditions provided for in the agreement, Helix and SBI agreed that such new note will include the same terms and conditions as the Notes, as modified and amended by the agreement.

     In January 1999, Panda received approximately $415,000 from the exercise of warrants related to the 1996 private placement. In February 1999, Panda received $1,000,000 from Samtec, Inc. which includes a non-refundable upfront license fee related to VSPA and, a purchase of certain shares of Panda's common stock.

     Panda's current working capital is insufficient to operate Panda. Panda has been seeking additional financing, however, in the event that the Proposed Sale is not consummated and Panda cannot obtain additional financing it may be forced to cease operations.

Year 2000 Issues

     Like many other companies, Year 2000 computer issues create certain risks for Panda. If our financial, operational and information systems do not correctly recognize the process date information beyond the year 1999, it could have a significant adverse impact on Panda's ability to process information, which could create significant potential liability for Panda. To address potential Year 2000 issues with its internal systems, we have evaluated these systems. The initial assessment indicated that certain internal systems should be upgraded or replaced as part of a solution to the Year 2000 problem. The costs incurred to date related to these programs have not been material. The estimated cost to be incurred by us in the future is not expected to exceed $20,000. These estimates do not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. These estimates are based on our current assessment of the projects and may change as the project progresses.

     We are also working with key suppliers of products and services to monitor their progress toward Year 2000 compliance. The failure of a major supplier to become Year 2000 compliant on a timely basis could have a material adverse affect on our business, financial condition and operating results.

     We have begun internal discussions concerning contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. We expect assessment, remediation and contingency planning activities to continue throughout the year 1999 with the goal of resolving all material internal and external systems and third-party issues. While Panda has not completed its detail plans with regards to this uncertainty, management believes, based on discussions with vendors of its major business applications and Year 2000 Compliance certificates received from the related software developers, that the financial impact of making the required systems changes, if any, will not be material to Panda's financial position, results of operations or cash flows.

     We deem "Year 2000 Compliant" to mean software that can individually, and in combination with all other systems, products or processes with which the software is designed to interface, continue to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty-first century when used in accordance with the documentation relating to such software. Year 2000 Compliance includes being able to, before, on and after January 1, 2000, substantially conform to the following:

        - use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing;

        - respond to all date elements and date input to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner; and

        - provide date information in ways which are unambiguous as to century.

This may be achieved by permitting or requiring the century to be specified or where the date element is represented without a century, the correct century be unambiguous for all manipulations involving that element.

                            EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of The Panda Project, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in Note B of the financial statements) of Grant Thornton LLP for the year ended December 31, 1998 and the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in
Note 2 to the financial statements) as of December 31, 1997 and for the nine-month period ended December 31, 1997 and for the year ended March 31, 1997 of PricewaterhouseCoopers LLP. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      SHAREHOLDER PROPOSALS

     Panda presently anticipates that its next Annual Meeting of Shareholders will be held on or about May 15, 2000. Any proposal by a shareholder intended to be presented at the 2000 Annual Meeting of Shareholders must be received by Panda at its principal executive offices not later than March 1, 2000 for inclusion in Panda's Proxy Statement and form of Proxy relating to that Annual Meeting of Shareholders.

                        SHAREHOLDER LIST

     A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours of Panda for a period of ten days prior to the Annual Meeting at Panda's principal executive offices.

              WHERE YOU CAN FIND MORE INFORMATION

     Panda files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference," which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Panda SEC Filing               Period
----------------               ------
Annual Report on Form 10-K     Year ended December 31, 1998
Quarterly Report on Form 10-Q  Quarter ended March 31, 1999
Current Reports on Form 8-K    Filed on May 18, 1999 and
                               June 18, 1999

     We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement and the dates of the special meetings of our shareholders.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. You may obtain documents incorporated by reference without charge by writing or calling the appropriate party at the following addresses:

               The Panda Project, Inc.
               951 Broken Sound Parkway
               Boca Raton, Florida  33487

     If you would like to request documents from us, please do so by July __, 1999, to receive them before the annual meeting.

     You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the Proposed Sale. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated July , 1999. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and neither the mailing of this Proxy Statement to shareholders nor the issuance of SBI Common Stock in the Proposed Sale shall create any implication to the contrary.

                                 Annex A

                          ASSET PURCHASE AGREEMENT
                                 between
                           SILICON BANDWIDTH, INC.
                               as Purchaser
                                    and
                           THE PANDA PROJECT, INC.
                                 as Seller

                         Dated as of July 19, 1999

                             TABLE OF CONTENTS
                                                                  Page
ARTICLE I DEFINITIONS                                               1
       SECTION 1.01   Certain Defined Terms                         1
ARTICLE II PURCHASE AND SALE                                        7
       SECTION 2.01   Assets to Be Sold                             7
       SECTION 2.02   Assumption and Exclusion of Liabilities       7
       SECTION 2.03   Purchase Price; Allocation of Purchase Price  7
       SECTION 2.04   Closing                                       7
       SECTION 2.05   Closing Deliveries by Seller                  7
       SECTION 2.06   Closing Deliveries by Purchaser               8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER                8
       SECTION 3.01   Organization, Authority and Qualification
                      of Seller                                     8
       SECTION 3.02   Corporate Condition                           9
       SECTION 3.03   Reporting Company                             9
       SECTION 3.04   No Conflict                                   9
       SECTION 3.05   Governmental Consents and Approvals          10
       SECTION 3.06   Reference Balance Sheet                      10
       SECTION 3.07   No Undisclosed Liabilities                   10
       SECTION 3.08   Receivables                                  11
       SECTION 3.09   Inventories                                  11
       SECTION 3.10   Conduct in the Ordinary Course; Absence of
                      Certain Changes, Events and Conditions       11
       SECTION 3.11   Litigation                                   11
       SECTION 3.12   Compliance with Laws                         12
       SECTION 3.13   Environmental and Other Permits and
                      Licenses; Related Matters                    12
       SECTION 3.14   Contracts                                    12
       SECTION 3.15   Intellectual Property                        12
       SECTION 3.16   Year 2000 Compliant                          14
       SECTION 3.17   Assets                                       15
       SECTION 3.18   Customers                                    15
       SECTION 3.19   Suppliers                                    15
       SECTION 3.20   Employee Benefit Matters                     15
       SECTION 3.21   Labor Matters                                16
       SECTION 3.22   Taxes                                        17
       SECTION 3.23   Insurance                                    17
       SECTION 3.24   Full Disclosure                              17
       SECTION 3.25   Brokers                                      18
       SECTION 3.26   Authority Relative to this Agreement and
                      the Ancillary Agreements                     18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER             18
       SECTION 4.01   Organization and Authority of Purchaser      18
       SECTION 4.02   No Conflict                                  19
       SECTION 4.03   Governmental Consents and Approvals          19
       SECTION 4.04   Capitalization                               19
       SECTION 4.05   Financing Commitments                        19
       SECTION 4.06   Brokers                                      19
ARTICLE V ADDITIONAL AGREEMENTS                                    19
       SECTION 5.01   Conduct of Business Prior to the Closing     19
       SECTION 5.02   Access to Information                        20
       SECTION 5.03   Regulatory and Other Authorizations;
                      Notices and Consents                         21
       SECTION 5.04   Notice of Developments                       21
       SECTION 5.05   Use of Intellectual Property                 21
       SECTION 5.06   Public Announcements                         22
       SECTION 5.07   Exclusivity                                  22
       SECTION 5.08   Further Action                               22
ARTICLE VI EMPLOYEE MATTERS                                        22
       SECTION 6.01   Offer of Employment                          22
ARTICLE VII TAX MATTERS                                            22
       SECTION 7.01   Indemnity                                    22
       SECTION 7.02   Conveyance Taxes                             23
       SECTION 7.03   Miscellaneous                                23
ARTICLE VIII CONDITIONS TO CLOSING                                 23
       SECTION 8.01   Conditions to Obligations of Purchaser.      23
       SECTION 8.02   Conditions to Obligations of Seller.         26
ARTICLE IX INDEMNIFICATION                                         26
       SECTION 9.01   Survival of Representations and Warranties.  26
       SECTION 9.02   Indemnification by Seller                    26
       SECTION 9.03   Indemnification by Purchaser                 27
       SECTION 9.04   Indemnification Procedures                   28
ARTICLE X TERMINATION AND WAIVER                                   29
       SECTION 10.01   Termination                                 29
       SECTION 10.02   Effect of Termination                       30
       SECTION 10.03   Waiver                                      30
ARTICLE XI MISCELLANEOUS                                           30
       SECTION 11.01   Expenses                                    30
       SECTION 11.02   Notices                                     30
       SECTION 11.03   Public Announcements                        30
       SECTION 11.04   Headings                                    31
       SECTION 11.05   Severability                                31
       SECTION 11.06   Entire Agreement                            31
       SECTION 11.07   Assignment                                  31
       SECTION 11.08   No Third Party Beneficiaries                31
       SECTION 11.09   Amendment                                   31
       SECTION 11.10   Governing Law                               31
       SECTION 11.11   Arbitration                                 32
       SECTION 11.12   Counterparts                                32
       SECTION 11.13   Specific Performance                        32

ANNEX A    ALLOCATION OF PURCHASE PRICE
ANNEX B    KEY EMPLOYEES

EXHIBIT A  TERMS OF STOCKHOLDERS' AGREEMENT

DISCLOSURE SCHEDULE

                      ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT, dated as of July 19, 1999 (as hereafter amended, modified or supplemented, this "Agreement"), between Silicon Bandwidth, Inc., a Delaware corporation ("Purchaser") and the Panda Project, Inc., a Florida corporation ("Seller").

                         W I T N E S S E T H:

        WHEREAS, Seller owns and operates a semiconductor packaging and interconnect devices business (collectively, the "Business"); and

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the Assets (as defined below) relating to the Business and in connection therewith Purchaser is willing to assume certain liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

                               ARTICLE I

DEFINITIONS

        Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

        "Acquisition Documents" shall mean this Agreement, the Ancillary Agreements, and any certificate, Financial Statement, Interim Financial Statement, report or other document delivered pursuant to this Agreement or the transactions contemplated hereby.

        "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Ancillary Agreements" shall mean the Assumption Agreement and the Bill of Sale.

        "Approvals" shall mean all permits, authorizations, licenses and other governmental and third party rights and privileges necessary to operate the Business as currently conducted.

        "Assets" shall mean all assets and property used in, or necessary for the operation of, the Business, including, without limitation, the Approvals, the Equipment, the Contracts, Intellectual Property, Inventory, Receivables, Documents and the Intellectual Property, and the Intellectual Property used in, or necessary for the operation of, the computer systems business of Seller, but excluding the Excluded Assets. Assets shall also include the intellectual property assets of the computer systems business of Seller.

        "Assumed Liabilities" shall mean: (a) the trade accounts payable of Seller outstanding on the Closing Date (up to a maximum amount of $300,000); (b) specific items included in the accrued payroll and benefits account of Seller outstanding on the Closing, which shall not exceed $100,000; (c) specific items included in the "other current liabilities" listed on Schedule 1 hereto, account of Seller outstanding on the Closing Date, which shall not exceed $100,000; (d) the executory liabilities and obligations of Seller to be performed after the Closing Date under each Contract in effect on the Closing Date; and (e) up to $2,000,000 of indebtedness of Seller to Helix (PEI) Inc., effective upon such indebtedness' restructuring as described in Section 4 of the Voting Agreement (as herein defined). Any liabilities not specifically listed in the preceding sentence shall be Excluded Liabilities.

        "Assumption Agreement" shall mean the Assumption Agreement to be executed by Purchaser and Seller on the Closing Date in a form mutually agreed to by Purchaser and Seller.

        "Bill of Sale" shall mean the Bill of Sale and Assignment to be executed by Seller on the Closing Date substantially in a form mutually agreed to by Purchaser and Seller.

        "Business" shall have the meaning specified in the recitals to this Agreement.

        "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

        "Closing" shall have the meaning specified in Section 2.04.

        "Closing Date" shall have the meaning specified in Section
2.04.

        "Code" shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

        "Contracts" shall mean any and all contracts and other rights used in or necessary for the operation of the Business, including, without limitation, that certain Consulting Agreement, dated as of September 30, 1998, as amended as of July 19, 1999, by and between Archimedes Capital, LLC and Seller, except for contracts which are Excluded Assets.

        "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        "Disclosure Schedule" shall mean the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

        "Documents" shall mean all books, records, diskettes or other electronics media, logos and manuals owned or, to the extent legally transferable, used by the Business and related to its operations.

        "Environment" shall mean surface waters, groundwaters, soil, subsurface strata and ambient air.

        "Environmental Laws" shall mean any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

        "Equipment" shall mean all furniture, fixtures and all equipment supporting the Business (including remanufacturing equipment).

        "ERISA" shall have the meaning specified in Section 3.20(a).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" shall mean cash, accounting software, bank accounts, minutes books and other corporate documents and tax refunds, plus those assets (other than assets constituting Intellectual Property) exclusively used in the computer systems business of Seller which are not necessary or useful to carry on the Business, as now conducted or as to be conducted by Purchaser in the future. Excluded Assets shall also include the assets of Seller's computer systems business other than the intellectual property assets.

        "Excluded Liabilities" shall mean any liabilities of Seller other than the Assumed Liabilities.

        "Exclusivity Period" shall have the meaning specified in
Section 5.07.

        "Financial Statements" shall have the meaning specified in
Section 3.02.

        "Governmental Authority" shall mean any national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Materials" shall mean (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas,
(b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances" "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

        "Identified Employees" shall have the meaning specified in
Section 6.01.

        "Indemnified Party" shall have the meaning specified in
Section 9.04(a).

        "Indemnifying Party" shall have the meaning specified in
Section 9.04(a).

        "Intellectual Property" shall mean patents, trade and service marks, designs, drawings, software, tradenames, copyrights, mask works, applications therefor, licenses thereof, and similar intangible property.

        "Inventory" shall mean all inventory used in connection with the Business.

        "IRS" shall mean the Internal Revenue Service of the United
States.

        "Law" shall mean any national, federal, state, municipal or local or other statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

        "Letter of Intent" shall mean that Letter of Intent executed by the Parties on May 14, 1998.

        "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

        "License Agreement" shall have the meaning specified in
Section 3.15(b).

        "Licensed Intellectual Property" shall mean all Intellectual Property licensed or sublicensed by Seller from a third party.

        "Loss" shall have the meaning specified in Section 9.02(a).

        "Material Adverse Effect" shall mean any circumstance, change in, or effect on, the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business
(i) is, or could reasonably be expected to be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) or prospects of the Business or (ii) could materially adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller.

        "Owned Intellectual Property" shall mean all Intellectual
Property in and to which Seller has a right to hold, right, title and interest.

        "Permits" shall have the meaning specified in Section 3.13.

        "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "Plans" shall have the meaning specified in Section 3.20(a).

        "Proceeding" shall have the meaning specified in Section 3.01.

        "Purchase Price" shall have the meaning specified in Section
2.03.

        "Purchaser" shall have the meaning specified in the recitals to this Agreement.

        "Purchaser Common Stock" shall have the meaning specified in
Section 2.03 of this Agreement.

        "Receivables" shall mean all accounts receivable of Seller outstanding as of the Closing Date.

        "Reference Balance Sheet" shall have the meaning specified in
Section 3.06.

        "Reference Balance Sheet Date" shall mean March 31, 1999 until Seller delivers the unaudited sheet of the Business as of June 30, 1999 pursuant to Section 3.06 then Reference Balance Sheet Date shall mean June 30, 1999.

        "Regulations" shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

        "Release" shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC Documents" shall have the meaning specified in Section
3.02.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller" shall have the meaning specified in the recitals to this Agreement.

        "Software Programs" shall have the meaning specified in
Section 3.15(f).

        "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) imposed by any government or taxing authority, to the extent Purchaser may be held liable for any such amount or to the extent any such amount constitutes a lien on the Assets or the Business.

        "Third Party Claims" shall have the meaning specified in
Section 9.04(c).

        "Threshold Amount" shall have the meaning specified in Section
9.02(b).

        "Transferred Employee" shall have the meaning specified in
Section 6.01.

        "U.S. GAAP" shall mean United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

        "Voting Agreement" shall mean that certain Voting Agreement among Purchaser, Seller and certain shareholders of Seller dated May 14, 1999.

                             ARTICLE II

                         PURCHASE AND SALE

Section 2.01 Assets to Be Sold. On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, convey and assign to Purchaser, free and clear of all claims, liens and interests except as is provided for herein, all of Seller's right, title and interest in and to the Assets.

Section 2.02 Assumption and Exclusion of Liabilities (a) On the terms and subject to the conditions of this Agreement, Purchaser shall, on the Closing Date, assume only the Assumed Liabilities.

          (b) Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for the Excluded Liabilities.
Purchase Price; Allocation of Purchase Price

Section 2.03 Purchase Price; Allocation of Purchase Price (a) The aggregate purchase price (the "Purchase Price") for the Assets shall be (i) shares of common Stock of the Purchaser ("Purchaser Common Stock") initially representing 10% of the capital stock of Purchaser on a fully diluted basis (including such shares underlying the options available for issuance pursuant to Purchaser's stock option plans as well as the 7,000,000 shares of Series A Preferred Stock of Purchaser currently outstanding) and (ii) the assumption of the Assumed Liabilities.

          (b) The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Assets as of the Closing Date in accordance with Annex A. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation 1.1060-1T(f). For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Annex A, and that none of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, California at 10:00 A.M. California time on the second Business Day following the later to occur of the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section 2.05  Closing Deliveries by Seller.    At the Closing, Seller
shall deliver or cause to be delivered to Purchaser:

          (a) the Bill of Sale, and such other instruments, in form and substance satisfactory to Purchaser, as may be requested by Purchaser to transfer the Assets to Purchaser or evidence such transfer on the public records;

          (b) executed counterparts of the Assumption Agreement, Transition Services Agreement, Sublease Agreement, Supply Agreement and Stockholders' Agreement;

          (c)    a receipt for the Purchase Price; and

          (d) the opinions, certificates and other documents required to be delivered pursuant to Section 8.01.

Section 2.06  Closing Deliveries by Purchaser.   At the Closing,
Purchaser shall deliver to Seller:

          (a) The Purchaser Common Stock payable to Seller pursuant to Section 2.03;

          (b) executed counterparts of the Assumption Agreement, Transition Services Agreement, Sublease Agreement, Supply Agreement and Stockholders' Agreement; and

          (c)    the documents required to be delivered pursuant to
Section 8.02.

                             ARTICLE III

                   REPRESENTATIONS AND WARRANTIES
                               OF SELLER

        As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as follows:

Section 3.01 Organization, Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and its shareholders. This Agreement has been, and upon their execution the Ancillary Agreements and upon shareholder approval will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements and upon Shareholder approval will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Seller is not subject to any pending, threatened or, to its knowledge, contemplated investigation or administrative or legal proceeding (a "Proceeding") by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the SEC, the National Association of Securities Dealers, Inc., the Nasdaq Stock Market, Inc. or any state securities commission, or any other governmental entity which has not been disclosed in the SEC Documents (as defined below). None of the disclosed Proceedings, if any, will have a Material Adverse Effect upon Seller.

Section 3.02 Corporate Condition. Each report or proxy statement delivered to the Purchaser is a true and complete copy of such document as filed by Seller with the SEC. Seller has filed in a timely manner all documents that Seller was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Exchange Act during the twelve (12) months preceding the date of this Agreement. As of their respective filing dates, all documents filed by Seller with the SEC on or prior to the date hereof (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable. Each of the SEC Documents, as of their respective dates, did not contain any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Seller included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Seller's condition is, in all material respects, as described in the SEC Documents. Seller's Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied (except as otherwise permitted by Regulation S-X of the Exchange Act), and fairly present the financial condition of Seller as of the dates of the balance sheets included therein and the consolidated results of its operations and cash flows for the periods then ended. Without limiting the foregoing, there are no material liabilities, contingent or actual, that are not disclosed in the SEC Documents (other than liabilities incurred by Seller in the ordinary course of its business, consistent with its past practice, after the period covered by the SEC Documents). Seller has paid all material taxes, which are due, except for taxes which it reasonably disputes. This Agreement and the SEC Documents do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated therein or herein necessary to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made. No event or circumstance exists relating to Seller which, under applicable law, requires public disclosure but which has not been so publicly announced or disclosed.

Section 3.03 Reporting Company. Seller is subject to the reporting requirements of the Exchange Act, has a class of securities registered under Section 12 of the Exchange Act, and has filed all reports required by the Exchange Act since the date Seller first became subject to such reporting obligations. Seller undertakes to furnish Purchaser with copies of such reports as may be reasonably requested by Purchaser prior to the Closing.

Section 3.04 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller or any of its assets, properties or businesses, including, without limitation, the Assets and the Business, or (c) except as set forth in Section 3.04 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which any of such assets or properties is bound or affected.

Section 3.05 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary
Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in
Section 3.03 of the Disclosure Schedule.

Section 3.06 Reference Balance Sheet (a) Seller has delivered true and complete copies of the unaudited balance sheet of the Business as of March 31, 1999, which shall be replaced within twenty (20) days of this Agreement by an unaudited balance sheet of the Business as of June 30, 1999 for which all representations and warranties in this Agreement related to the "Reference Balance Sheet" shall also be true and correct. The Reference Balance Sheet (i) was prepared in accordance with the books of account and other financial records of Seller, (ii) presents fairly the financial condition and results of operations of Seller related to the Business as of the date thereof or for the period covered thereby, (iii) has been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of Seller and throughout the period involved, and (iv) will include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of Seller related to the Business and the results of the operations of Seller related to the Business as of the date thereof for the period covered thereby.

          (b) The books of account and other financial records of Seller as they relate to the Business: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of Seller and throughout the periods involved,
(ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, and
(iii) have been maintained in accordance with good business and accounting practices.

Section 3.07 No Undisclosed Liabilities. There are no Liabilities of Seller related to the Business other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, (ii) disclosed in
Section 3.07 of the Disclosure Schedule, or (iii) incurred since the date of this Agreement in the ordinary course of business, consistent with past practice, of Seller related to the Business and which do not and could not have a Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet against all Liabilities of Seller related to the Business, other than Liabilities relating to the Excluded Liabilities, in amounts that have been established on a basis consistent with the past practices of Seller related to the Business and in accordance with U.S. GAAP.

Section 3.08 Receivables. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet related to the Business arose from, and the Receivables existing on the Closing Date related to the Business will have arisen from, the sale of Inventory or services to Persons not affiliated with Seller and in the ordinary course of the Business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice.

Section 3.09 Inventories. The Inventories do not consist of obsolete inventories or items that are damaged or otherwise slow-moving. The Inventories do not consist of any items held on consignment. Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

Section 3.10 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as disclosed in Section 3.10 of the Disclosure Schedule, the Business has been conducted in the ordinary course and consistent with past practice. Seller has not permitted or suffered any liens or encumbrances on the Assets, made any unusual payments, purchases, transactions, capital expenditures or agreements. As amplification and not limitation of the foregoing, since the Reference Balance Sheet Date, Seller has not:

              (i) written down or written up (or failed to write down in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any assets of Seller related to the Business other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

              (ii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Seller related to the Business to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practice of Seller related to the Business; or

              (iii) suffered any Material Adverse Effect related to the Business.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no Actions by or against Seller related to the Business, or affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the best knowledge of Seller after due inquiry, threatened to be brought by or before any Governmental Authority). Except as set forth in Section 3.11 of the Disclosure Schedule, neither Seller nor any of its assets or properties, including, without limitation, the Assets, is subject to any Governmental Order (nor, to the best knowledge of Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

Section 3.12 Compliance with Laws. To the best of Seller's knowledge, it has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to Seller or any of its properties or assets, including, without limitation, the Assets and the Business, and Seller is not in violation of any such Law or Governmental Order.

Section 3.13 Environmental and Other Permits and Licenses; Related Matters. Seller currently holds all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits") necessary or proper for the current use, occupancy and operation of the Assets and the conduct of the Business, and all such Permits are in full force and effect. There is no existing practice, action or activity of Seller and no existing condition of the Assets and the Business, which will give rise to any civil or criminal Liability under, or violate or prevent compliance with, any health or occupational safety or other applicable Environmental Law. Seller has not received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Environmental Law related to the Assets or the Business. Seller is in all respects in compliance with the Permits and the requirements thereof.

Section 3.14 Contracts. (a) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, each Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect, (ii) is freely and fully assignable to Purchaser without penalty or other adverse consequences, and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in
Section 3.04 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Seller is not in breach of, or default under, any Contract.

          (b) Except as disclosed in Section 3.14(b) of the Disclosure Schedule, no other party to any Contract is in breach thereof or default thereunder.

Section 3.15 Intellectual Property. (a) The Disclosure Schedule contains a true and complete list of Seller's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by Seller to protect its interests in the Intellectual Property.

          (b) The Intellectual Property consists solely of items and rights which are: (i) owned Intellectual Property; (ii) in the public domain; or (iii) Licensed Intellectual Property, the parties and date of each such license agreement (each, a "License Agreement") being set forth on Section 3.15(c) of the Disclosure Schedule. Seller has all rights in Intellectual Property necessary to carry out Seller's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Licensed Intellectual Property, assign and sell, the Intellectual Property.

          (c) To the Seller s knowledge, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Intellectual Property owned by the Seller, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Seller does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or of any person or the patent of any person. With the exception of the patents and patent applications listed in Disclosure Schedule B and the claim set forth in Disclosure Schedule C, no claims (i) challenging the validity, effectiveness or ownership by Seller of any of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Seller infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Seller, are threatened by any person, nor are there, to Seller's knowledge, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by Seller are enforceable and subsisting. To the best of Seller's knowledge, , there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property owned by the Seller by any third party, employee or former employee.

          (d) With the exception of the patents and patent applications listed in Disclosure Schedule B, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property owned by the Seller on behalf of Seller (i) have been a party to a "work-for-hire" arrangement or agreements with Seller in accordance with applicable national and state law that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor or Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising.

          (e) Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of Seller's obligations hereunder, will Seller be, in violation of any license, sublicense, agreement or instrument to which Seller is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Seller's obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property.

          (f) Section 3.15(f) of the Disclosure Schedule contains a true and complete list of all of Seller's software programs (the "Software Programs"). Seller owns full and unencumbered right and good, valid and marketable title to such Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

          (g) The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence, (ii) have been disclosed by Seller only to employees who have a "need to know" the contents thereof in connection with the performance of their duties to Seller and who have executed the nondisclosure agreements referred to in Section 3.15, and (iii) have not been disclosed to any third party.

Section 3.16 Year 2000 Compliant. (or, as the context may require, "Year 2000 Compliance") means that any particular hardware or software will: (i) process date data from at least the years 1900 through 2101, or involving date information from more than one century, without error, interruption, malfunction, corruption, ceasing to function, generating incorrect data or otherwise producing incorrect results or adversely impacting current or future operations; (ii) maintain functionality with respect to the introduction, processing and output of records containing dates falling on or after January 1, 2000; and
(iii) support numeric and date transitions from the twentieth century to the twenty-first century, and back (including, without limitation, all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without error, interruption, malfunction, corruption, ceasing to function, generating incorrect data or otherwise producing incorrect results or adversely impacting current or future operations.

          (a) Except as set forth in Section 3.16(a)(i) of the Disclosure Schedule, all of Seller s products and services (including products sold to date, products currently being sold or future products), both individually and when operating in conjunction with all other systems, products or services with which they are designed to interface (assuming such other systems, products or services are Year 2000 Compliant), and all computer software and hardware (including, without limitation, microcode, firmware, system and application programs, files, databases, computer services and microcontrollers, including those embedded in computer and noncomputer equipment) contained in Seller's products or services (including products and services sold to date, products and services currently being sold or future products and services) are Year 2000 Compliant.

          (b) All of Seller's internal computer systems are, both individually and in conjunction with all other systems with which they interface (assuming such other systems, products or services are Year 2000 Compliant), Year 2000 Compliant.

          (c) Seller has made inquiries of its key suppliers of services and products and, to its knowledge, Seller is not relying on the products or services of any third party whose systems, products or services are not Year 2000 Compliant.

          (d) Except as set forth in Section 3.16(a)(ii), Seller does not have any material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to Seller's products or services (including products and services sold to date, products and services currently being sold or future products and services), internal computer systems (to the knowledge of Seller) or the computer systems of Seller's key suppliers or customers.

          (e) Seller has not made any representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by Seller in the conduct of its business to be Year 2000 Compliant.

Section 3.17 Assets. (a) Except as disclosed in Section 3.17(a) of the Disclosure Schedule, Seller owns, leases or has the legal right to use all the Assets and has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all encumbrances.

          (b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business.

          (c)  Except as set forth in Sections 3.15(b), 3.16(b),
3.17(a) or 3.17(c) of the Disclosure Schedule, Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to Purchaser without penalty or other adverse consequences.

Section 3.18 Customers. Seller has not received any notice, written or otherwise, from any significant customer (defined for purposes of this Section 3.18 to be a customer who has purchased $25,000 of products produced by the Business, in the aggregate, in any twelve
(12) month period in any of the last three (3) fiscal years) of Seller has ceased, or will cease, to use the products of Seller produced by the Business or has substantially reduced, or will substantially reduce, the use of such products at any time.

Section 3.19 Suppliers. Seller has not received any notice, written or otherwise, that any significant supplier will not sell raw materials, supplies, merchandise and other goods related to the Business to Seller at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.

Section 3.20 Employee Benefit Matters. (a) Plans and Material Documents. Section 3.20(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Seller is a party with respect to the Business, with respect to which Seller has any obligation or which are maintained, contributed to or sponsored by Seller for the benefit of any current or former employee, officer or director of Seller with respect to the Business (collectively, "Plans").

          (b) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Seller has not incurred any liability for any excise tax arising under
Section 4971, 4972, 4980 or 4980B of the Code and to the best of Seller's knowledge no fact or event exists which could give rise to any such liability. Seller has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan.

Section 3.21 Labor Matters. Except as set forth in Section 3.21 of the Disclosure Schedule, (a) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller with respect to the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of Seller after due inquiry, threatened between Seller and any of the employees of the Business, and Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract with respect to the Business and there are no grievances outstanding against Seller under any such agreement or contract; (d) there are no unfair labor practice complaints pending against Seller with respect to the Business before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Business; (e) Seller is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, employee benefits and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority with respect to the Business and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Business and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) Seller has paid in full to all employees of the Business or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;
(g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Seller in the Business; (h) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the Business; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Business; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Seller has employed or currently employs any Person with respect to the Business.

Section 3.22 Taxes. All returns and reports in respect of Taxes required to be filed have been timely filed and all Taxes required to be shown on such returns and reports or otherwise due have been timely paid. All such returns and reports are true, correct and complete in all material respects. There are no Tax liens on the Assets or the Business.

Section 3.23 Insurance. (a) All material assets, properties and risks of the Business are, and for the past five years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of Seller, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Seller with respect to the Business.

          (b)  At no time subsequent to December 31, 1996 has Seller
(i) been denied any insurance or indemnity bond coverage which it has requested with respect to either the Assets or the Business, (ii) made any material reduction in the scope or amount of its insurance coverage with respect to either the Assets or the Business, or received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage referred to in Section 3.23(a) will not be available in the future substantially on the same terms as are now in effect or (iii) suffered any extraordinary increase in premium for renewed coverage with respect to either the Assets or the Business. Since December 31, 1996, no insurance carrier has cancelled, failed to renew or materially reduced any insurance coverage for Seller with respect to either the Assets or the Business or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage with respect to either the Assets or the Business.

Section 3.24 Full Disclosure. (a) Seller is not aware of any facts pertaining to Seller or the Business which affect adversely Seller or the Business or which are likely in the future to affect adversely Seller or the Business and which have not been disclosed in this Agreement, the Disclosure Schedule, the Financial Statements, the Reference Balance Sheet, or otherwise disclosed to Purchaser by Seller in writing.

          (b) No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished prior to or at the Closing to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

Section 3.26 Authority Relative to this Agreement and the Ancillary Agreements. Seller has all necessary corporate power to and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate such transactions (other than the approval and adoption of this Agreement by a majority of the holders of common stock of Seller and 66 2/3 per cent of the holders of Series A Preferred Stock of Seller). Securityholders of Seller holding sufficient shares of capital stock of Seller to assure all necessary shareholder approvals of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have executed the Voting Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due delivery by Purchaser, constitutes the legal, valid and binding obligation of seller, enforceable against Seller in accordance with its terms.

                            ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES
                           OF PURCHASER

     As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

Section 4.01 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

Section 4.02 No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, do not and will not violate, conflict with or result in the breach of any provision of the Articles of Incorporation or by-laws (or other organizational documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, or result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

Section 4.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

Section 4.04 Capitalization. As of the Closing Date, the authorized capital stock of Purchaser shall consist of 10,000,000 shares of preferred stock, 7,000,000 of which shall be issued and outstanding, and 30,000,000 shares of common stock, 1,000,000 of which shall be issued and outstanding to Seller pursuant to Section 2.03 hereof.

Section 4.05 Financing Commitments. Purchaser has received irrevocable commitments from investors to provide Purchaser equity capital of not less than $6,000,000 in cash and commitments, subject only to the Closing in accordance with the terms and conditions of this Agreement.

Section 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser.

                             ARTICLE V

                      ADDITIONAL AGREEMENTS

Section 5.01 Conduct of Business Prior to the Closing. (a) Seller covenants and agrees that, between the date hereof and the Closing, Seller shall not conduct the Business other than in the ordinary course and consistent with Seller's past practice. Without limiting the generality of the foregoing, Seller shall (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use its commercially reasonable efforts to (A) preserve intact its business organization and the business organization of the Business, (B) keep available to Purchaser the services of the employees of Seller, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of Seller and the Business, and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made by Seller in this Agreement.

          (b) Except as described in Section 5.01(b) of the Disclosure Schedule, Seller covenants and agrees that, prior to the Closing, without the prior written consent of Purchaser, Seller will not do any of the things enumerated in Section 3.08.

Section 5.02 Access to Information. (a) Seller will provide Purchaser, together with its accountants, counsel and other authorized representatives, full and complete access during normal business hours to all properties, books, records, agreements and facilities of Seller (insofar as the same are relevant to the Business or the Assets), wherever located, and Seller will make its officers, employees, attorneys, agents, independent accountants and actuaries available to discuss with Purchaser and its accountants, counsel and other authorized representatives such aspects of the business, financial condition or prospects of the Business and the Assets as Purchaser may deem necessary or desirable. To the extent that the transactions contemplated hereby are not consummated, all written information provided by Seller to Purchaser or its aforementioned representatives will promptly be returned following Seller's written request to Purchaser. All material non-public information provided by Seller will be treated as confidential and will not be disclosed by Purchaser or its representatives to any third party (other than its accountants, counsel and authorized representatives and prospective debt and equity investors for the sole purpose of evaluating the transactions contemplated herein) without the prior written consent of Seller, except as required by law or in connection with any civil, administrative, criminal or other legal proceedings and investigations.

          (b) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, for a period ending on the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to Tax liabilities, Purchaser shall (i) retain the books and records of Seller which are transferred to Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make photocopies at Buyer's expense), during normal business hours, to such books and records.

          (c) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, for a period ending on the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to Tax liabilities, Seller shall retain all books and records of Seller which are not transferred to Purchaser pursuant to this Agreement and which relate to Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser reasonable access (including the right to make photocopies at Purchaser's expense), during normal business hours, to such books and records.

Section 5.03 Regulatory and Other Authorizations; Notices and Consents. (a) Seller shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials, customers, vendors and other parties who may have or be able to assert legal rights with respect to this transaction that may be or become necessary for execution and delivery of this Agreement, and the performance of Seller's obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (b) Seller and Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or Purchaser any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Seller is a party is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller will use its commercially reasonable efforts to provide Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if Seller provides such rights and benefits, Purchaser shall assume the obligations and burdens thereunder.

Section 5.04 Notice of Developments. Prior to the Closing, Seller shall promptly notify Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could have a Material Adverse Effect on the Business, and (b) all other material developments affecting the Assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or projections of the Business.

Section 5.05 Use of Intellectual Property. Seller shall not use any of the Intellectual Property after the Closing Date.

Section 5.06 Public Announcements. Seller and Purchaser agree to cooperate on making, and coordinate the making of, any public announcements concerning this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 5.07 Exclusivity. From the date of execution of this Agreement until September 30, 1999 (the "Exclusivity Period"), none of Seller nor any of its respective directors, officers, agents or representatives will (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or any portion of the Business or the Assets whether by purchase of assets or otherwise, (ii) disclose any information not customarily disclosed to any person concerning the Business or the Assets or afford to any person or entity access to the properties, books or records of the Business or the Assets, or (iii) cooperate with any person to make any proposal to purchase all or any part of the assets of the Business or the Assets (directly or indirectly) other than inventory or non-essential or excess assets sold in the ordinary course of business; provided, however, that nothing contained in this Section 5.08 shall prohibit the board of directors of Seller (i) form complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender of exchange offer not made in violation of this Section 5.08 or (ii) prior to receipt of the approval by the shareholders of Seller of this Agreement and the transaction contemplated hereby from providing information in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a competing transaction (a "Competing Transaction") that (i) the Seller's board of directors shall have concluded in good faith, after considering applicable state law, on the basis of a written opinion of independent outside counsel of nationally recognized reputation, that such action is necessary to prevent Seller's board of directors from violating its fiduciary duties to Seller's shareholders under applicable law, (ii) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to Seller's board of directors shall have determined (based upon the advice of Seller's independent financial advisors of nationally recognized reputation) in the proper exercise of its fiduciary duties to Seller's stockholders that the acquiring party is capable of consummating such Competing Transaction on the terms proposed, and (iii) Seller's board of directors shall have determined in the proper exercise of its fiduciary duties to Seller's stockholders that such Competing Transaction provides greater value to the shareholders of Seller than the transaction contemplated hereby (based upon the written opinion of Seller's independent financial advisors of nationally recognized reputation that such Competing Transaction is superior from a financial point of view).

Section 5.08 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, including obtaining any necessary consents or approvals from, or making any necessary filings with the U.S. or any foreign regulatory agencies, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement, cause the conditions to Closing set forth in Article VIII of this Agreement to be satisfied, and consummate and make effective the transactions contemplated by this Agreement.

                           ARTICLE VI

                        EMPLOYEE MATTERS

Section 6.01 Offer of Employment. Following the Closing Date Purchaser shall offer employment to all of the employees of the Business other than selected individuals to be identified by Purchaser at least five (5) days prior to the Closing Date (collectively, the "Identified Employees"). Shares of Purchaser Common Stock equal to 20% of the initial capital stock of Purchaser (computed on a fully diluted basis including the issuance to Seller and the issuance of 7,000,000 shares of Series A Preferred Stock of Purchaser) will be reserved for issuance to Purchaser's employees, officers and directors (specifically including the Identified Employees) upon the exercise of employee stock options with terms and conditions, including vesting tied to continued employment by Purchaser, customary to venture capital backed start-up companies.

                          ARTICLE VII

                          TAX MATTERS

Section 7.01 Indemnity. Seller agrees, to indemnify and hold harmless Purchaser against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on Purchaser or the Business with respect to taxable periods ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on Purchaser or the Business which are allocable, to the portion of such period ending on the Closing Date; and (iii) Taxes imposed on Purchaser as a result of any breach of warranty or misrepresentation under Section 3.19 of this Agreement. Purchaser shall be responsible for Taxes of the Business for periods after the Closing Date.

Section 7.02 Conveyance Taxes. Seller and Purchaser shall equally bear all real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.03 Miscellaneous. (a) Seller and Purchaser agree to treat all payments made by either to or for the benefit of the other under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis.

          (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller and Parent to indemnify and hold harmless Purchaser pursuant to this Article VII, and the representations and warranties contained in Section 3.19, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

          (c)  For purposes of this Article VII, "Purchaser" and
"Seller", respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

                          ARTICLE VIII

                     CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, Purchaser's obligation to consummate the Acquisition shall be subject to the satisfaction of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of Seller and Parent contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with, and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

          (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which in the good faith determination of Purchaser is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or otherwise render inadvisable the consummation by Purchaser of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.01(b) shall not apply if Purchaser has solicited or encouraged any such Action;

          (c) Resolutions of Seller. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

          (d) Legal Opinion. Purchaser shall have received from Morgan, Lewis & Bockius, LLP, counsel to Seller, an opinion, addressed to Purchaser and dated the Closing Date, in a form satisfactory to Purchaser.

          (e) Consents and Approvals. Purchaser and Seller shall have received, each in form and substance reasonably satisfactory to Purchaser in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Purchaser reasonably deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

          (f) Ancillary Agreements. Seller shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party;

          (g) Contracts. Purchaser shall have received, each in form and substance reasonably satisfactory to Purchaser, amendments or novations of each Contract identified in Section 3.14(a) of the Disclosure Schedule which Purchaser reasonably deems necessary or desirable for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the ongoing operation of the Business, including, without limitation, all third party consents required under any Contracts;

          (h) No Material Adverse Effect. No circumstance, change in, or effect on the Business shall have occurred which has a Material Adverse Effect;

          (i) Due Diligence. Completion of, and satisfaction with the results of, financial, business, technical and legal due diligence reviews of Seller by the Purchaser;

          (j) Approval of Holders of Seller's Common Stock. Seller shall have solicited and received the approval of the holders of common stock of Seller necessary to effect the sale of substantially all of the assets of Seller;

          (k) Approval of Holders of Seller's Preferred Stock. If necessary to consummate the Acquisition, Seller shall have solicited and received the approval of the holders of 66-2/3% of the shares of Series A Preferred Stock of Seller;

          (l) Approvals. Purchaser shall have received all Approvals which shall not contain any condition or restriction which materially impairs Purchaser's ability to use, operate or enjoy the Assets;

          (m) No Injunction, Stay, Order. There shall not be in effect any injunction, stay or restraining order issued by a court of competent jurisdiction, whether foreign or domestic, staying the effectiveness of any Approval, and there shall not be any pending request for such an injunction, stay or restraining order;

          (n) Litigation. There shall not be threatened or pending any suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction or governmental agency which, in Purchaser's reasonable judgment, could have a material adverse effect on Purchaser's ability to acquire, use, operate or enjoy the Assets;

          (o) Deliveries by Seller. Seller shall have delivered to Purchaser the items set forth in Section 2, satisfactory in form and substance to Purchaser;

          (p) Stockholders' Agreement. Seller shall have delivered to Purchaser a signed counterpart of a stockholders' agreement including the terms set forth in Exhibit A hereto and otherwise satisfactory to Purchaser (the "Stockholders' Agreement");

          (q) Bulk Sale. Purchaser shall be satisfied that applicable bulk sale or similar requirements shall have been complied with by Seller on a timely basis;

          (r) Financial Statements. Purchaser shall have received the Financial Statements and the Reference Balance Sheet;

          (s) Key Employees. All of the employees of Seller prior to the Closing Date designated by the Purchaser as key employees on Annex B ("Key Employees") shall have accepted the offer of employment by Purchaser made pursuant to Section 6.01 above;

          (t) Purchaser Satisfaction. Purchaser shall be satisfied in its sole discretion that Seller is able to sell, convey and assign to Purchaser, free and clear of all claims, liens and interests except as is provided for herein, all of Seller's right, title and interest in and to the Assets; and

          (u) Seller Compliance. Seller shall have complied in all material respects with its covenants and agreements hereunder.

Section 8.02 Conditions to Obligations of Seller. Unless waived in writing by Seller, Seller's obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

          (a)  the conditions set forth above in Section 8.01 (j) and
(k) shall have been satisfied;

          (b) Purchaser and its current stockholders shall each have delivered to Seller a signed counterpart of the Stockholders'
Agreement;

          (c) Purchaser shall have been capitalized with equity capital of not less than $6,000,000 in cash and commitments; and

          (d) Purchaser shall have complied in all material respects with its covenants and agreements hereunder.

                         ARTICLE IX

                      INDEMNIFICATION

Section 9.01 Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing until twelve (12) months thereafter; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive as provided in
Section 7.03(b), and (b) insofar as any claim is made by Purchaser for the breach of any representation or warranty of Seller contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by Purchaser, survive until thirty (30) calendar days after the expiration of the applicable statute of limitations governing such claims. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Purchaser to Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

Section 9.02 Indemnification by Seller. (a) Indemnifiable Losses. Subject to Section 9.02(b) and (c) below, Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (a "Loss"), arising out of or resulting from the following:


              (i) the breach of any representation or warranty made by Seller contained in the Acquisition Documents;

              (ii) the breach of any covenant or agreement by Seller contained in the Acquisition Documents;

              (iii) any and all Losses suffered or incurred by Purchaser by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Seller occurring or existing prior to the Closing; and

              (iv) liabilities, whether arising before or after the Closing Date, that are not expressly assumed by Purchaser pursuant to this Agreement, including, without limitation the Excluded Liabilities.

          (b) Claims; Threshold Amount. Notwithstanding the foregoing, Seller shall have no liability with respect to the matters described in paragraph (a)(i) above unless and until the aggregate amount of Losses thereunder of which Seller receives written notice exceeds $50,000 (the "Threshold Amount"). At such time as the aggregate Losses with respect to matters described in paragraph (a)(i) exceed the Threshold Amount, Purchaser shall be indemnified to the full extent of all such Losses (including Losses counted in determining whether the aggregate Losses equal or exceed the Threshold Amount); provided, however, that Seller shall be liable for any such Losses arising out of any intentional or fraudulent breach of any representation or warranty.

          (c) Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes enumerated in Section 9.02(a) shall be an amount equal to $200,000, provided, however, that such limitation shall not apply to Article VII or Section 3.19.

Section 9.03 Indemnification by Purchaser. Seller and each of its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser for any and all Losses out of or resulting from:

              (i) a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement which has not been expressly waived by Seller in writing;

              (ii) any claim, suit, action or proceeding to the extent the same pertains to the ownership, organization, operation or conduct of the Business on or after the Closing; and
              (iii) all liabilities, obligations, responsibilities and Losses, attributable to Assumed Liabilities which were not in existence on the Closing Date.

Section 9.04  Indemnification Procedures.  (a) For purposes of this
Section 9.04, "Indemnified Party" shall mean (i) each of Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns, when being indemnified by Seller pursuant to Section 9.02, and (ii) each of and its Affiliates, officers, directors, employees, agents, successors and assigns, when being indemnified by Purchaser pursuant to Section 9.03, and "Indemnifying Party" shall mean (x) Seller when indemnifying Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns pursuant to
Section 9.02, and (y) Purchaser when indemnifying Seller and its Affiliates, officers, directors, employers, agents, successors and assigns pursuant to Section 9.03.

          (b) A Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, a brief description of the facts upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If, after the amount of the claim is specified by the Indemnified Person, the Indemnifying Party objects to any such claim, it may give written notice to the Indemnified Person within thirty (30) days of the later of receipt of the Indemnified Person's notice of claim or the specification by the Indemnified Person of the amount of the claim, advising the Indemnified Person of its objection. If no such notice is timely received from the Indemnifying Party by the Indemnified Person, the Indemnified Person will be entitled to payment from the Indemnifying Party in the amount of the Loss arising out of the claim specified in its notice of claim. If the Indemnifying Party advises the Indemnified Person within such thirty (30) day period that it objects to such claim, the Indemnified Person and the Indemnifying Party shall promptly meet and use their best efforts to settle the dispute in writing. If the Indemnified Person and the Indemnifying Party are unable to reach agreement within thirty (30) days after the Indemnifying Party objects to the claim, then the disputed portion of the claim shall be submitted to arbitration in accordance with Section
11.11. If the arbitrator shall determine that the Indemnified Person is entitled to indemnification with respect to the dispute submitted, the Indemnified Person will be entitled to obtain payment from the Indemnifying Party within thirty (30) days in the amount determined by the arbitrator.

          (c) The obligations and Liabilities of the Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

          (d) To the extent that the Indemnifying Parties' undertakings set forth in this Article IX may be unenforceable, the Indemnifying Parties shall be obligated, jointly and severally, to contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Indemnified Parties.

                            ARTICLE X

                      TERMINATION AND WAIVER

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by Purchaser if, between the date hereof and the time scheduled for the Closing an event or condition occurs that has resulted in or that Purchaser reasonably believes may result in a Material Adverse Effect;

          (b) by either Seller or Purchaser if the Closing shall not have occurred by October 31, 1999; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

          (c) by either Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d)  by the mutual written consent of Seller and Purchaser.

Section 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Section 11.01 and (ii) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

Section 10.03 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                          ARTICLE XI

                        MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, or by courier service, cable, telecopy, telegram, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at their addresses set forth on the signature pages to this Agreement (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.02).

Section 11.03 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 11.04 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

Section 11.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement (including the Annexes, Exhibits and Disclosure Schedule) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements (including the Letter of Intent), representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

Section 11.07 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser); provided, however, that Purchaser may assign this Agreement to an Affiliate of Purchaser without the consent of Seller and without diminishing Purchaser's obligations hereunder.

Section 11.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.09 Amendment. This Agreement may not be amended, modified or supplemented except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 10.03.

Section 11.10 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

Section 11.11 Arbitration. The parties shall submit any dispute concerning this interpretation of or the enforcement of rights and duties under this Agreement to final and binding arbitration pursuant to the American Arbitration Association. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reports, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the City of [San Francisco, California]. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the [California] Code of Civil Procedure. The arbitrator(s) may award damages and/or permanent injunctive relief, but in no event shall the arbitrator(s) have the authority to award punitive or exemplary damages. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with the paragraph. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

Section 11.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.


     [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
       IN WITNESS WHEREOF, Seller and Purchaser have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     THE PANDA PROJECT, INC.
                                     By /s/ Stanford W. Crane, Jr.
                                       ----------------------------
                                        Name: Stanford W. Crane, Jr.
                                        Title: President
                                     951 Broken Sound Parkway
                                     Boca Raton, FL  33487
                                     Telephone:  (561) 994-2300
                                     Telecopy:   (561) 994-0191

                                     By  /s/ Alan E. Salzman
                                       -----------------------------
                                        Name:  Alan E. Salzman
                                        Title:  Chairman
                                     1001 Bayhill Drive, Suite 140
                                     San Bruno, CA 94066
                                     Telephone: (650) 866-3100
                                     Telecopy:    (650) 869-6078


                             Annex B

  Text of Proposed Amendment to Panda's Articles of Incorporation

     The Articles of Incorporation of this corporation are to be amended as follows:

     The first sentence of Article III is amended in its entirety to read as follows:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 77,000,000 shares, consisting of (i) 75,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), and (ii) 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock").

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     THE PANDA PROJECT, INC.
                    951 Broken Sound Parkway
                   Boca Raton, Florida  33487

     The undersigned hereby appoints __________, ___________ and ___________, and each of them acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated below all of the shares of Common Stock of The Panda Project, Inc. (the "Company") held of record by the undersigned on _________, 1999, at the Annual Meeting of Shareholders to be held on ___________, 1999 and at any adjournment thereof.

1.     Election of William E. Ahearn to serve on the Company's
Board of Directors until the 2002 Annual Meeting and until his successor is duly elected and qualified.

     [ ]  FOR the nominee      [ ] WITHHOLD AUTHORITY to vote
                                   for the nominee

2. Approval of an amendment to the Company's Articles of Incorporation to increase the authorized shares of the Company's common stock, par value $.01 per share, from 50,000,000 to 75,000,000.

     [ ]    FOR

     [ ]    AGAINST

     [ ]    ABSTAIN

3. Approval of Grant Thornton LLP as independent accountants for the current fiscal year.

     [ ]    FOR

     [ ]    AGAINST

     [ ]    ABSTAIN

4.     Approval of the Asset Purchase Agreement, dated as of July
19, 1999, between the Company and Silicon Bandwidth, Inc. and related transactions for the sale of substantially all of the operating assets of the Company.

     [ ]    FOR

     [ ]    AGAINST

     [ ]    ABSTAIN

5. In his or her discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEE AND
"FOR" PROPOSALS 2, 3 AND 4.


Dated:
       ---------------------------

                                    ---------------------------
                                    Signature


                                    ---------------------------
                                    Signature if held jointly


                                    Please sign exactly as name
                                    appears to the left.  When
                                    shares are held by joint
                                    tenants, both should sign.
                                    When signing as attorney,
                                    executor, administrator,
                                    trustee or guardian, please
                                    give full title as such.  If
                                    a corporation, please sign in
                                    full corporate name by
                                    President or other authorized
                                    officer.  If a partnership,
                                    please sign in partnership
                                    name by authorized person.


   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                 USING THE ENCLOSED ENVELOPE.